Exhibit 10.1

EXECUTION COPY

STOCK ACQUISITION AGREEMENT

by and among

MADISON TECHNOLOGIES, INC.

TOP DOG PRODUCTIONS, INC.,

JAY BLUMENFIELD

and

ANTHONY MARSH

DATED AS OF OCTOBER 20, 2021

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5.14	Programming	23
5.15	Accounts Receivable; Accounts Payable	28
5.16	Customers, Suppliers and Distributors	28
5.17	Insurance	29
5.18	Legal Proceedings; Governmental Orders	30
5.19	Compliance With Laws; Permits	30
5.20	Environmental Matters	31
5.21	Employee Benefit Matters	33
5.22	Employment Matters	34
5.23	Taxes	35
5.24	Export Control Matters	38
5.25	Import Compliance	39
5.26	Certain Payments	39
5.27	[intentionally omitted]	40
5.28	Data Privacy and Security	40
5.29	Transactions with Related Persons	40
5.30	Brokers	41
5.31	Projections	41

ARTICLE 6 Representations and warranties of Acquiror		41

6.1	Representations and Warranties of Acquiror	41
6.2	[Intentionally Omitted]	43

ARTICLE 7 Covenants		43

7.1	Conduct of Business Prior to the Closing	43
7.2	Access to Information	44
7.3	No Solicitation of Other Bids	44
7.4	Notice of Certain Events	45
7.5	Confidentiality	45
7.6	Non-competition; Non-solicitation	46
7.7	Approvals and Consents	47
7.8	Release	49
7.9	Closing Conditions	49
7.10	Publicity; Transaction Disclosure	50
7.11	Working Capital	50
7.12	Litigation Support	50
7.13	280G	50
7.14	Company Covenants	51
7.15	Customer and other Business Relationships	51
7.16	Insurance; Risk of Loss	51
7.17	Internal Control over Financial Reporting	51
7.18	Financial Reporting Cooperation	52
7.19	Further Assurances	52
7.20	Registration	52
7.21	Board of Directors	52
7.22	Audited Financial Statements	52

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ARTICLE 8 Tax matters		53

8.1	Tax Covenants	53
8.2	Termination of Existing Tax Sharing Agreements	54
8.3	Tax Indemnification	54
8.4	Straddle Period	54
8.5	Contests	55
8.6	Cooperation and Exchange of Information	55
8.7	Tax Treatment of Indemnification Payments	55
8.8	Survival	55
8.9	Overlap	56

ARTICLE 9 Conditions to closing		56

9.1	Conditions to Obligations of All Parties	56
9.2	Conditions to Obligations of Acquiror	56
9.3	Conditions to Obligations of the Company and the Transferors	57

ARTICLE 10 Indemnification		58

10.1	Survival	58
10.2	Indemnification By The Transferors	58
10.3	Indemnification By Acquiror	59
10.4	Certain Limitations	60
10.5	Indemnification Procedures	60
10.6	Manner of Payments	64
10.7	No Circular Recovery	64
10.8	Materiality	64
10.9	Tax Treatment of Indemnification Payments	65
10.10	Effect of Investigation and Waiver	65
10.11	Exclusive Remedies	65
10.12	No Contribution	65
10.13	Separate Bases for Claim	65

ARTICLE 11 Termination		65

11.1	Termination	65
11.2	Effect of Termination	66

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ARTICLE 12 Miscellaneous		65

12.1	Expenses	66
12.2	Notices	67
12.3	Construction	68
12.4	Severability	69
12.5	Entire Agreement	69
12.6	Reserved	69
12.7	Successors and Assigns	69
12.8	No Third-Party Beneficiaries	70
12.9	Amendment and Modification; Waiver	70
12.10	Governing Law	70
12.11	Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial	70
12.12	Specific Performance	71
12.13	Counterparts; Effectiveness	71

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STOCK ACQUISITION AGREEMENT

This STOCK ACQUISITION AGREEMENT (this “Agreement”), dated as of October 20. 2021, is entered into by and among Madison Technologies, Inc., a Nevada corporation (“Acquiror”), Top Dog Productions, Inc., a California corporation doing business as “The Jay and Tony Show” (the “Company”), Jay Blumenfield and Anthony Marsh (each, a “Transferor” and collectively, the “Transferors”). Annex A hereto contains definitions of certain initially capitalized terms used in this Agreement.

RECITALS

WHEREAS, as of the date hereof the Transferors collectively own, and as of immediately prior to the Closing will collectively own, all of the issued and outstanding shares of capital stock of the Company, which are represented by the Shares (as hereinafter defined); and

WHEREAS, the Transferors wish to exchange, transfer and deliver to Acquiror, and Acquiror wishes to acquire from the Transferors, the Shares, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

ARTICLE 1
Acquisition

1.1 Acquisition of the Shares. On the terms and subject to the conditions of this Agreement, at the Closing, the Transferors shall exchange, transfer and deliver the Shares to Acquiror, and Acquiror shall acquire the Shares from the Transferors, free and clear of all Encumbrances.

1.2 Purchase Price. The purchase price for the Shares shall be $10,000,000 (the “Purchase Price”). For the avoidance of doubt, the Purchase Price shall be paid in shares of Common Stock, par value $0.0001 per share of the Acquiror (“Common Stock”) (and not in cash) pursuant to Section 2.5. Each Transferor shall receive its Pro Rata Share of the Acquiror Shares (as hereinafter defined) payable hereunder in respect of the Purchase Price.

1.3 Plan of Reorganization. The parties hereto intend that, for U.S. federal and applicable state and local income tax purposes, the transaction contemplated by this Agreement shall qualify as a tax-free reorganization within the meaning of Section 368 of the Code and that this Agreement constitutes a plan of reorganization within the meaning of Section 368 of the Code.

ARTICLE 2
Closing

2.1 Closing. The consummation of the acquisition of the Shares pursuant to Article 1 (the “Closing”) shall be held virtually (via the exchange of executed documents and other deliverables by PDF or other means of electronic delivery) rather than in-person, as promptly as practicable following, but in no event later than, three (3) Business Days after the date on which the last of the conditions set forth in Article 9 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) to be satisfied or waived is so satisfied or waived, or by such other means and/or at such other place, time and date as Acquiror and the Transferors may agree. All documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously, and no such delivery or action shall be considered effective or complete unless or until all other such deliveries or actions are completed or waived in writing by the party against whom such waiver is sought to be enforced. The date on which the Closing is actually held is referred to herein as the “Closing Date.” Subject to the provisions of Article 11, the failure to consummate the Closing on the date and time determined pursuant to this Section 2.1 shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation under this Agreement. The Closing shall be deemed to be effective at 11:59 p.m. Eastern Standard Time on the Closing Date (the “Effective Time”) for all purposes, except as may otherwise be expressly provided herein.

2.2 Transferor Closing Deliverables. At or prior to the Closing, each Transferor shall deliver to Acquiror such documents or instruments as Acquiror reasonably requests and are reasonably necessary to consummate the Transactions.

2.3 Company Closing Deliverables. At or prior to the Closing (or by such other date, if any, as indicated in the applicable subsection below), the Company shall deliver to Acquiror the following:

(a) resignations of the directors and officers of the Company, except as Acquiror may otherwise specify;

(b) a certificate, dated the Closing Date and signed by a duly authorized officer of Company, that each of the conditions set forth in Section 9.2(a) and Section 9.2(b) and Section 9.2(d) have been satisfied;

(c) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions, (ii) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions, and (iii) the names and signatures of the officers of the Company authorized to sign this Agreement and the Transaction Documents;

(d) the certificate of incorporation (or other equivalent Governing Document) and all amendments thereto of the Company, duly certified as of a recent date by the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(e) a good standing certificate (or its equivalent) of the Company as of a recent date from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(f) [intentionally omitted];

(g) [intentionally omitted];

(h) at least five (5) Business Days prior to the Closing, (i) a final invoice from each Person to whom Company Transaction Expenses are owed along with instructions from such Person for paying such amounts and (ii) an agreement by such Person that the Contract pursuant to which the Company Transaction Expenses are owed as set forth in the final invoice shall be deemed terminated upon payment of such Company Transaction Expenses at Closing and that such Person thereupon releases the Company from any and all claims under such Contract; all in a form reasonably satisfactory to Acquiror;

(i) an employment agreement with the Company, in form and substance reasonably acceptable to Acquiror, duly executed by each of Jay Blumenfield and Anthony Marsh (each, an “Employment Agreement” and, together, the “Employment Agreements”);

(j) such certificates and documents as may be necessary or appropriate to change the authorized signatories on all bank accounts and safe deposit boxes maintained by or in the name of the Company;

(k) the original minute and stock books of the Company;

(l) [intentionally omitted]

(m) [intentionally omitted]

(n) an executed certificate pursuant to Treasury Regulations Section 1.1445-2(c) certifying that the Company is not and has not been a “United States real property holding corporation as defined in Section 897(c)(2) of the Code during the period described in Section 897(c) of the Code and no interest in the Company constitutes a “United States real property interest” as defined in Section 897(c)(1) within the meaning of Section 1445 of the Code;

(o) [intentionally omitted]

(p) such other documents or instruments as Acquiror reasonably requests and are reasonably necessary to consummate the Transactions.

2.4 Acquiror Closing Deliverables. At the Closing, Acquiror shall deliver the following:

(a) to each of the Transferors, their respective Employment Agreement duly executed by the Company;

(b) to the Transferors a duly filed and stamped copy of the Articles of Incorporation of Acquiror;

(c) to the Transferors, their respective Acquiror Shares equal to the Purchase Price minus the Holdback Shares, by issuance of Acquiror Shares in the manner provided in Section 2.5; and

(d) such other documents or instruments as the Transferors reasonably requests and are reasonably necessary to consummate the Transactions.

2.5 Manner of Payment. The Purchase Price shall be paid to the Transferors as follows: Acquiror shall issue to each Transferor a stock certificate (which may be done electronically by book entry if available) evidencing such Transferor’s Pro Rata Share of the number of Acquiror Shares equal to the Purchase Price minus the Holdback Shares (each, a “Closing Acquiror Share Certificate”) and deliver a Closing Acquiror Share Certificate to each Transferor at the Closing. The Closing Acquiror Share Certificates shall be returned by the Transferors to Acquiror from time to time to reflect any cancellation and/or re-issue of Acquiror Shares pursuant to Section 10.6. The Parties agree that the aggregate number of shares of Common Stock to be issuable to the Transferors pursuant to the terms of this Agreement (the “Acquiror Shares”) shall be equal to the number obtained by dividing Ten Million Dollars ($10,000,000) by the average of the closing bid and ask price for the Common Stock on the OTCQB the trading day before the Closing Date (as may hereinafter be adjusted, the “Closing Share Price”); provided that, notwithstanding the foregoing, if (i) the Closing Share Price is equal to or greater than $0.60, then for purposes of determining the Closing Share Price and the number of Acquiror Shares, the Closing Share Price shall equal $0.60 per share of Common Stock or (ii) the Closing Share Price is equal to or less than $0.40, then for purposes of determining the Closing Share Price and the number of Acquiror Shares, the Closing Share Price shall be fixed at $0.40 per share of Common Stock. By way of example but not limitation, if the average of the bid and ask price for the Common Stock on the day before the Closing Date is $1.00, then the Closing Share Price shall be deemed to be $0.60 and the number of Acquiror Shares shall be 10,000,000 divided by .6 or 16,666,667; similarly, if the average of the bid and ask price for the Common Stock on the day before the Closing Date is $0.25, then the Closing Share Price shall be deemed to be $0.40 and the number of Acquiror Shares shall be 10,000,000 divided by .4 or 25,000,000. Notwithstanding the foregoing, in the event of any stock split (reverse or forward), stock dividend or other similar action between the date of this Agreement and the Closing Date, appropriate adjustments shall be automatically made to foregoing provisions to reflect such action.

2.6 Withholding. Acquiror shall be entitled to deduct and withhold from the consideration or other amounts otherwise payable pursuant to this Agreement to any Person such amounts as they are required to deduct and withhold with respect to such payment under the Code, or any provision of state, local or foreign law. To the extent that amounts are so withheld by Acquiror, such withheld amounts shall be (a) paid to the appropriate Tax authority and (b) treated for all purposes of this Agreement as having been paid to the appropriate recipient in respect of which such deduction and withholding was made by Acquiror

2.7 Holdback.

(a) Such number of Acquiror Shares as shall equal fifty percent (50%) of the Purchase Price (the “Holdback Shares”) shall be held in escrow by the Acquiror commencing on the Closing Date. Twenty percent (20%) of the Holdback Shares shall be held in escrow for the period commencing on the Closing Date and ending on the two-year anniversary thereof anniversary thereof (the “Expiration Date”) to serve as a source of security for the Transferors’ obligations after the Closing under this Agreement, including its indemnification obligations under Article 10 (the “Indemnity Shares”). The remaining eighty percent (80%) of the Holdback Shares shall be released from escrow on the terms hereinafter set forth upon the occurrence of a Milestone Release Event (the “Milestone Shares”).

(b) As used herein:

(i) “Milestones” means the following:

(A) for the First Year Period, the Company achieves Top Line Revenue (as determined by the Acquiror’s accounting firm) of at least $10,000,000 during such Year Period;

(B) for the Second Year Period, the Company achieves Top Line Revenue (as determined by the Acquiror’s accounting firm) of at least $15,000,000 during such Year Period; and

(C) for the Third Year Period, the Company achieves Top Line Revenue (as determined by the Acquiror’s accounting firm) of at least $20,000,000 during such Year Period;

(ii) “Milestone Failure” means the failure to achieve the Milestone for the respective Year Period.

(iii) “Milestone Success” means the achievement of the Milestone for the respective Year Period.

(iv) “Milestone Release Event” means the earliest to occur of a Milestone Failure or a Milestone Success with respect to any Year Period, subject to Section 2.7(d)(i) in the case of the First Year Period.

(v) “Top Line Revenue” means revenue earned by the Company as a result of its business operations or services performed or merchandise sold including sales, service fee income and consulting fees.

(vi) “Year Period” means the 12-month period commencing:

(A) with respect to the “First Year Period,” on the Closing Date;

(B) with respect to the “Second Year Period,” the day following the last day of the First Year Period; and

(C) with respect to the “Third Year Period,” the day following the last day of the Second Year Period.

(c) Upon any Milestone Failure, subject to Section 2.7(d)(i), all of the Milestone Shares that would have otherwise been distributed to the Transferors pursuant to Section 2.7(d) had there been a Milestone Success with respect to such Milestone shall automatically be cancelled without any consideration owed to any Transferor in respect of such Milestone Shares and without the need for any action by Acquiror, the Transferors or any other Person.

(d) Promptly (and in any event within five (5) Business Days) after a Milestone Success, Acquiror shall disburse the following Milestone Shares to the Transferors in accordance with their respective Pro Rata Share: for the First Year Period, a number of Acquiror Shares equal to one-fifth (1/5th) of the Milestone Shares; for the Second Year Period, a number of Acquiror Shares equal to two-fifths (2/5th) of the Milestone Shares; and for the Third Year Period, a number of Acquiror Shares equal to two-fifths (2/5th) of the Milestone Shares Notwithstanding the foregoing, (i) if there is a Milestone Failure with respect to the First Year Period, but during the Second Year Period the Company achieves Top Line Revenue (as determined by the Acquiror’s accounting firm) of at least $15,000,000 during such Year Period, the Milestone Shares that would have been cancelled for the Milestone Failure with respect to the First Year Period shall instead be disbursed to the Transferors in accordance with their respective Pro Rata Share; and (ii) if as of the date of any release of Milestone Shares to the Transferor pursuant to this Section 2.7(d), there are actual or pending claims under Article 8 or Article 10 that, in the aggregate, have a potential value (as calculated in accordance with Article 10) that exceed the value of the Indemnity Shares that would remain after such payment of the Milestone Shares, then such number of Milestone Shares with a value as would be necessary (together with the Indemnity Shares that will continue to be held in escrow) to fully fund such claims will be retained in escrow pending the resolution of such claims (and shall be considered to be Indemnity Shares until such resolution), and the remainder of the Milestone Shares shall be disbursed to the Transferors in accordance with their respective Pro Rata Share.

(e) The Indemnity Shares shall no longer be subject to any claim that is first made after the Expiration Date; provided, however, with respect to any claims made in accordance with this Agreement on or prior to the Expiration Date (including those that are revised or adjusted in accordance with Article 10 after the Expiration Date) that remain unresolved as of the end of the Expiration Date (“Pending Claims”), all or a portion of the Indemnity Shares reasonably necessary to satisfy such Pending Claims (as determined with respect to any indemnification claims based on the amount of the indemnification claim included in the notice provided by an Acquiror Indemnitee under Article 10, as it may be revised or adjusted in accordance with Article 10) shall continue to be held in escrow by Acquiror until such time as such Pending Claim shall have been finally resolved pursuant to the provisions of this Agreement. After the Expiration Date, any Indemnity Shares still held in escrow by Acquiror that are not subject to (i) Pending Claims or (ii) resolved but unpaid claims in favor of Acquiror or other Acquiror Indemnitees, shall be disbursed by Acquiror to the Transferors for distribution to the Transferors. Promptly after the final resolution of all Pending Claims and the payment of all obligations in connection therewith, Acquiror shall disburse any Indemnity Shares remaining in escrow to the Transferors for distribution to the Transferors.

ARTICLE 3
Closing Statement

3.1 Definitions. As used herein:

(a) “Accounting Principles” means GAAP and, to the extent not inconsistent with GAAP, using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

(b) “Cash on Hand,” as of any time means the amount equal to the bank balance of all unrestricted cash, cash equivalents and marketable securities held by the Company at such time minus, without duplication, the following: (i) any issued but uncleared checks and wires issued by the Company as of the Effective Time; (ii) cash overdrafts and other negative balances of unrestricted cash and cash equivalents in any bank account of the Company as of such time; and (iii) cash that is collected from customers in advance, is being held on behalf of customers and represents a Liability to such customers as of such time. Cash may be a positive or negative number. Cash, cash equivalents and marketable securities shall be deemed unrestricted as of the relevant time only if at such time it is (a) not subject to restrictions or limitations on use either by obligations or commitment to third parties (including security deposits made by the Company and cash securing letters of credit or other payment obligations) or for regulatory or legal purposes and (b) held in the United States.

(c) “Closing Company Net Cash” means the Company Net Cash as of the Effective Time.

(d) “Closing Company Transaction Expenses” means Company Transaction Expenses that remain unpaid as of immediately prior to the Closing (but inclusive of all amounts that will or may become due at or following the Closing wholly or partially by reason of the Transactions).

(e) “Company Net Cash” means, as of any date of determination, (i) the Cash on Hand as of such date plus (ii) all accounts receivable of the Company (net of appropriate reserves in accordance with GAAP), minus (iii) all accounts payable of the Company, all as set forth on the balance sheet of the Company prepared pursuant to the Accounting Principles.

(f) “Company Transaction Expenses” means the aggregate amount of (a) all fees and expenses incurred by the Company in connection with the negotiation, preparation, execution and performance of this Agreement and the Transaction Documents, and the Transactions, including all legal, financial advisory, accounting, consulting and other fees and expenses and any broker’s or finder’s fees, (b) all amounts (plus any associated withholding Taxes or any Taxes required to be paid by the Company with respect thereto) payable by the Company, whether immediately or in the future, under any “change of control,” retention, termination, compensation, severance or other similar arrangements by reason of (either alone or in conjunction with any other event, such as termination or continuation of employment) the consummation of the Transactions or any Transaction Document (including such amounts payable to any employee of the Company at the election of such employee pursuant to any such arrangements) and (c) any other fees, costs, expenses or payments resulting from the change of control of the Company or otherwise payable in connection with receipt of any consent or approval in connection with the Transactions.

3.2 Closing Statement.

(a) At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Acquiror a written statement (the form and substance of which shall be subject to Acquiror’s approval, which approval shall not to be unreasonably withheld) (the “Closing Statement”) that includes (i) a good-faith estimated consolidated balance sheet of the Company as of the Effective Time prepared in accordance with the Accounting Principles, (ii) a good-faith estimate of the Closing Company Transaction Expenses and the Closing Company Net Cash, and (iii) a schedule setting forth the number of Acquiror Shares allocable to each Transferor.

ARTICLE 4
Representations and warranties of the Transferors

Each Transferor hereby represents and warrants to Acquiror that, with respect to such Transferor, the statements contained in this Article 4 are true and correct on the date hereof and shall be true and correct on the Closing Date as if made thereon:

4.1 [intentionally omitted]

4.2 Authority and Enforceability. The Transferor has all requisite power, competence and authority, and has taken all action necessary (including acquiring any necessary spousal consents), to execute and deliver this Agreement and each Transaction Document and to perform its obligations hereunder and thereunder. This Agreement has been, and each Transaction Document will be prior to the Closing, duly authorized, executed and delivered by the Transferor, and this Agreement constitutes, and each Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligations of the Transferor, enforceable against the Transferor in accordance with their terms. The Transferor conducts the Business solely through the Company.

4.3 Title to Shares.

(a) The Transferor is the record and beneficial owner of, and has good and valid title to, the Shares set forth next to such Transferor’s name in Section 5.4(b), free and clear of all Encumbrances. The Transferor is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any of the Shares (other than this Agreement). The Transferor does not have any other debt or ownership interest in the Company. Upon the transfer of the Shares owned by the Transferor to the Acquiror pursuant to the terms of this Agreement, the Acquiror will acquire good and marketable title to such Shares, free of any Encumbrance.

(b) Other than this Agreement, the Shares are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or other disposition of the Shares.

4.4 No Conflict. The execution and delivery by the Transferor of this Agreement and each Transaction Document, and the performance by it of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time):

(a) [intentionally omitted];

(b) Require notice, consent or approval under, conflict with, violate, result in a breach of, result in the acceleration of obligations, loss of a benefit or increase in Liabilities or fees under, create in any Person the right to terminate, cancel or modify, or cause a default under or give rise to any rights or penalties under (i) any provision of Law relating to the Transferor, (ii) any provision of any Governmental Order to which the Transferor or any of his properties are subject, (iii) any provision of any Contract to which the Transferor or his properties are bound, or (iv) any other restriction of any kind or character to which the Transferor or his properties are subject; or

(c) Require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority.

4.5 Legal Proceedings. There are no Actions pending or, to the Transferor’s knowledge, threatened against or by the Transferor or any of his Affiliates or Related Persons that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

4.6 Investment Representations.

(a) The Acquiror Shares that the Transferor will acquire pursuant hereto will be acquired for investment only and not with a view of any distribution thereof that would violate the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws.

(b) The Transferor understands that the Acquiror Shares have not been registered under the Securities Act or the securities laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from registration becomes or is available. The Transferor will not distribute any of the Acquiror Shares in violation of the Securities Act or any applicable state securities laws.

(c) The Transferor understands that there is no established market for the Acquiror Shares, and it is not anticipated that there will be any public market for the Acquiror Shares in the foreseeable future and, accordingly, that it may not be possible for the Transferor to liquidate its investment readily and it may be necessary to hold the investment for an indefinite period.

(d) (i) The Transferor is financially able to hold the Acquiror Shares for long-term investment, (ii) the Transferor recognizes that there are substantial risks involved in the acquisition of the Acquiror Shares, including risk of loss of the entire amount of such investment, and (iii) the Transferor can bear the economic risk of the acquisition of the Acquiror Shares and the loss of the entire amount of the investment.

(e) The Transferor confirms that it (i) is familiar with Acquiror and its Affiliates (collectively, the “Acquiror Companies”), (ii) has been given the opportunity to ask questions of the officers and directors of the Acquiror Companies and to obtain (and has received to the Transferor’s satisfaction) such information about the business and financial condition of the Acquiror Companies as the Transferor has reasonably requested and (iii) has such knowledge and experience in financial and business matters that the Transferor is capable of evaluating the merits and risks of acquiring the Acquiror Shares.

(f) In formulating a decision to acquire the Acquiror Shares, the Transferor (i) has relied solely upon an independent investigation of the Acquiror Companies and upon consultations with the Transferor’s legal and financial advisors with respect to this Agreement and the nature of this investment and (ii) has not relied on any oral or written representations or warranties of the Acquiror Companies.

(g) The Transferor is an accredited investor within the meaning of Regulation D under the Securities Act.

(h) The Transferor is not subject to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (each event so described, a “Disqualification Event”).

ARTICLE 5
Representations and warranties regarding the company

The Transferors hereby jointly and severally represent and warrant to Acquiror that the statements contained in this Article 5 are true and correct on the date hereof and shall be true and correct on the Closing Date as if made thereon:

5.1 Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 5.1 of the Disclosure Letter sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

5.2 Authority; Board Approval. The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents and the consummation by the Company of the Transactions have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Transaction Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

5.3 No Conflicts; Consents. The execution and delivery by the Company of this Agreement and each Transaction Document, and the performance by it of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time):

(a) Conflict with or violate any provision of the Governing Documents of the Company;

(b) Require notice, consent or approval under, conflict with, violate, result in a breach of, result in the acceleration of obligations, loss of a benefit or increase in Liabilities or fees under, create in any Person the right to terminate, cancel or modify, or cause a default under or give rise to any rights or penalties under (i) any provision of Law relating to the Company, (ii) any provision of any Governmental Order to which the Company or any of its properties are subject, or (iii) any provision of any Material Contract;

(c) Cause (i) the Company to become subject to, or to become liable for the payment of, any Tax, or (ii) any of the assets of the Company to be reassessed or revalued by any Governmental Authority or subject to an Encumbrance; or

(d) Require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority.

There are no rights of first refusal and similar rights to which any one may be entitled under the Company’s Governing Documents in connection with the transactions contemplated by this Agreement, and no rights of first refusal or similar rights are granted by the Company’s Governing Documents to any Person.

5.4 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000,000 shares of Common Stock (the “Company Common Stock”), of which 2000 shares of the Company Common Stock are issued and outstanding. The Company has no incentive or other equity plan for its employees, consultants or otherwise.

(b) Each of the Transferors owns 1000 shares of the Company Common Stock (collectively, the “Shares”). All of the Shares are owned beneficially and of record by the Transferors, free, and clear of all Encumbrances. The Shares represent 100% of the outstanding ownership interests in the Company. All of the Shares have been duly authorized, are validly issued, fully paid, and non-assessable and have been offered, issued and transferred without violation of any preemptive right or other right to purchase and were issued and/or transferred in compliance with all applicable Laws, the Governing Documents of the Company and the Contracts to which the Company is a party or otherwise bound. There are no other equity or other ownership interests in the Company or outstanding securities convertible or exchangeable into ownership interests of the Company, including any other options, warrants, purchase rights, preemptive rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal, right of first offer, anti-dilution protections, obligations, commitments, plans or other Contracts or similar rights that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem (or establish a sinking fund with respect to redemption) ownership interests in the Company or require the Company to make any payments based on the price or value of the Shares or dividends paid thereon. The Company has no indebtedness, convertible, exchangeable or otherwise. There are no outstanding or authorized equity appreciation, contingent value, phantom equity, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other Contracts with respect to the voting of the ownership interests of the Company. Upon consummation of the Transactions, Acquiror will be the sole owner, beneficially and of record, of 100% of the issued and outstanding equity interests of the Company, free and clear of any Encumbrances.

(c) The Company has delivered to Acquiror (via the Dataroom) copies of the Governing Documents of the Company. The minute books of the Company, which have been delivered to Acquiror, accurately reflect in all material respects all actions taken at all meetings and consents in lieu of meetings of stockholders, and all actions taken at all meetings and consents in lieu of meetings of its board of directors and all committees, and no material meetings of any such stockholders, board of directors, or committees have been held for which minutes have not been prepared and are not contained in such minute books.

5.5 Subsidiaries; Joint Ventures.

(a) The Company does not have any direct or indirect Subsidiaries and does not own directly or indirectly any capital stock or other equity interest in any other Person.

(b) Except as set forth on Section 5.5(b) of the Disclosure Letter no Transferor nor any Affiliates of any Transferor (other than the Company) has made a loan to, or borrowed money from, the Company, for which the Company has outstanding Liabilities to the other in respect of any loan or borrowing.

5.6 Financial Statements.

(a) Complete copies of the Company’s unaudited profit and loss state and balance sheet for the year ended December 31, 2020 (the “Year-End Financial Statements”), and unaudited profit and loss statement and balance sheet for the six-month period ended June 30,2021 (the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”) have been delivered to Acquiror. The Financial Statements fairly and accurately present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2020 is referred to herein as the “Year-End Balance Sheet” and the date thereof as the “Year-End Balance Sheet Date” and the balance sheet of the Company as of June 30, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

(b) The books of account and financial records of the Company are true and correct in all material respects and have been prepared and are maintained in accordance with GAAP applied on a consistent basis throughout the period involved. The Company has not made any changes in its accounting practice since the Year-End Balance Sheet Date. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(c) The Company does not maintain any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

(d) The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting and record-keeping controls that provide reasonable assurance that (i) it maintains no off-the-book accounts and its assets and properties are used only in accordance with management’s directives, (ii) transactions are executed in accordance with management’s authorizations, (iii) transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) access to assets is permitted only in accordance with management’s authorization, (v) the recorded accounting for assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences, (vi) accounts, notes and other receivables are recorded accurately and do not include any amounts for which there is no written contractual commitment to pay, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis, and (vii) it maintains records in accordance with statutory records retention requirements.

(e) The Company has not received any grants, subsidies or other financial assistance from a Governmental Authority.

(f) All of the Financial Statements comply in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect as of the date of this Agreement.

5.7 No Undisclosed Liabilities; Indebtedness. The Company has no material Liabilities, except (a) those which are adequately reflected or reserved against in the Year-End Balance Sheet, and (b) those which have been incurred in the Ordinary Course of Business since the Year-End Balance Sheet Date and which are not, individually or in the aggregate, material in amount. The Company has no Indebtedness as of the date hereof, and there shall not be any Indebtedness of the Company as of the Closing except as set forth in Section 5.8 of the Disclosure Letter.

5.8 Absence of Certain Changes, Events and Conditions. Except as set forth in Section 5.8 of the Disclosure Letter, since the Year-End Balance Sheet Date, there has not been with respect to the Company any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Governing Documents of the Company;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) change in the Company’s cash management practices or policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into or modification or amendment of any Material Contract;

(i) termination of a Contract that, if in existence on the date hereof, would have been a Material Contract;

(j) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(k) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Year-End Balance Sheet or cancellation of any debts or entitlements;

(l) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(m) material damage, destruction or loss (whether or not covered by insurance) to its property;

(n) any capital investment in, or any loan to, any other Person;

(o) acceleration, termination, material modification to or cancellation of any material Contract to which the Company is a party or by which it is bound;

(p) any material capital expenditures;

(q) imposition of any Encumbrance upon the Company’s properties, capital stock or assets, tangible or intangible;

(r) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s) hiring or promoting any person except to fill a vacancy in the Ordinary Course of Business;

(t) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, directors, officers and employees;

(v) entry into the settlement or compromise of any Action or any default or consent to entry of any judgment or admission of any liability with respect thereto;

(w) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(x) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(y) promotional, sales, discount or other activity outside of the Ordinary Course of Business that has had, or would reasonably be expected to have, the effect of accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing;

(z) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000 individually (in the case of a lease, per annum) or in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term);

(aa) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(bb) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Acquiror in respect of any Post-Closing Tax Period; or

(cc) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

5.9 Material Contracts.

(a) Section 5.9(a) of the Disclosure Letter lists each of the following Contracts of the Company or by which the Company is otherwise bound (each Contract set forth or required to be set forth on Section 5.9(a) of the Disclosure Letter, each Company IP Agreements set forth or required to be set forth in Section 5.13(b) of the Disclosure Letter, a “Material Contract”), identified in such Section of the Disclosure Letter by reference to the applicable subsection below:

(i) all Contracts involving aggregate payments to or from the Company in excess of $25,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than thirty (30) days’ notice;

(ii) all Contracts with suppliers pursuant to which the Company has paid more than $25,000 in the last 12 months;

(iii) all Contracts with customers pursuant to which the Company has received more than $25,000 in the last 12 months;

(iv) all Contracts that require the Company to purchase its total requirements of any product or service from a third party;

(v) all Contracts providing for the Company to be the exclusive provider of any product or service to any Person, or that otherwise involve the granting by any Person to the Company or the Company to any Person of exclusive rights of any kind;

(vi) all Contracts that provide for the assumption of any Tax, environmental or other Liability of any Person;

(vii) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(viii) all Contracts with distributors and sales representatives;

(ix) all broker, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(x) all Contracts with employees and independent contractors and consultants;

(xi) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness;

(xii) all franchise, construction, fidelity, performance and other bonds, guaranties in lieu of bonds and letters of credit posted by or on behalf of the Company;

(xiii) all Contracts with any Governmental Authority;

(xiv) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time, that restrict the ability of the Company to do business with any Person or hire or solicit any Person, or that restricts the right of the Company to sell to or purchase from any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights, or grants any rights of first refusal, rights of first negotiation or similar rights to any Person;

(xv) all Contracts pursuant to which the Company is the lessee or lessor of, or holds, uses, or makes available for use to any Person, (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $25,000;

(xvi) all Contracts for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $25,000;

(xvii) all Contracts providing for indemnification to or from any Person and that was not entered into the Ordinary Course of Business;

(xviii) all Contracts for any joint venture, partnership or similar arrangement by the Company;

(xix) all collective bargaining agreements or Contracts with any Union;

(xx) all Contracts concerning the occupancy, management or operation of any Leased Real Property (including brokerage contracts);

(xxi) all Contracts that provide any other Person with “most favored nation” or similar pricing or contain any special warranty, rebate arrangement, “take or pay” arrangement, mark-down or discount arrangement, agreement to take back or exchange goods, consignment arrangement or similar understanding with a customer or supplier of the Company;

(xxii) any Contract (other than Material Service Agreements) to which the Company is a party that (A) pursuant to which any third party is granted a license or any right to use any Company Intellectual Property in any material respect (other than non-exclusive licenses in the ordinary cause of business), (B) pursuant to which any third party grants the Company a right or license to use any Intellectual Property in any material respect (other than generally commercially available off-the-shelf software licenses available on non-discriminatory pricing terms, in each case that provide for one-time or annual license, maintenance, support, and other fees of $30,000 or less individually or in the aggregate), or (C) contains a settlement, covenant-not-to-sue or arrangement not to assert with respect to any Intellectual Property;

(xxiii) any Content Agreement under which it would reasonably be expected that the Company would make or receive payments in excess of $30,000 per year during any year of the remaining term of such Content Agreement, (the “Material Service Agreement”);

(xxiv) any Contract under which the Company has continuing material indemnification obligations to any Person, other than those entered into in the ordinary course of business consistent with past practice.

(xxv) all powers of attorney granted by the Company to any Person for any purpose whatsoever;

(xxvi) all Contracts purporting to be binding on any Affiliate of the Company;

(xxvii) all Contracts granting any rights of first refusal, rights of first negotiation or similar rights to any Person;

(xxviii) all Contracts that involve payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Company;

(xxix) any other Contract that is material to the Company and not otherwise disclosed pursuant to this Section 5.9; and

(xxx) any bids, proposals or quotations, which if accepted would constitute a Material Contract.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No party to a Material Contract has exercised any termination rights with respect thereto or has given notice of any significant dispute with respect thereto. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Acquiror.

(c) The Company is not a party to any Contract that will bind Acquiror or any of its Affiliates (other than the Company) with respect to Acquiror’s or Acquiror’s Affiliates’ own customers, products or services or otherwise.

5.10 Real Property.

(a) The Company does not owns, directly or indirectly, and has never owned, any real property, nor does the Company hold title to any real property.

(b) The Company does not lease or sublease any real property or any buildings, structures and facilities located thereon (“Leased Real Property”). The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property.

(c) The Company does not require any owned real property or Leased Real Property for the conduct of the Company’s business.

5.11 Personal Property; Sufficiency of Assets.

(a) The Company has good and marketable title to, or a valid and binding leasehold or license interest in, all of the tangible personal property and assets used by the Company (the “Personal Property”), free and clear of all Encumbrances other than Permitted Encumbrances. The Personal Property, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Company’s business in such manner.

(b) The Personal Property is structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put, and none of the Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

5.12 [Reserved].

5.13 Intellectual Property.

(a) As used herein:

(i) “Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company.

(ii) “Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

(iii) “Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

(iv) “Company Source Code” means the human readable source code for any Software that is part of the Company Intellectual Property.

(v) “Copyleft License” means any license that requires, as a condition of use, that any Software or content subject to such license that is distributed, modified or interacted with through a network (including making available to third parties as a service) (or any other Software or content incorporated into, derived from, used or distributed with any such Software or content): (a) in the case of Software, be made available to any third-party recipient in a form other than binary form (e.g., source code form), (b) be made available to any third-party recipient under terms that allow preparation of derivative works, (c) in the case of Software, be made available to any third-party recipient under terms that allow Software or interfaces therefor to be reverse engineered, reverse assembled, or disassembled (other than to the extent any contrary restriction would be unenforceable under applicable Law) or (d) be made available to any third-party recipient at no license fee.

(vi) “Copyleft Materials” means any Software or content subject to a Copyleft License.

(vii) “Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) Software; and (g) semiconductor chips and mask works.

(viii) “Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative, or any Creative Commons License, and including any adaptation or modification (e.g., adding the Commons Clause) of or exception to any such license. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

(ix) “Open Source Materials” means any Software or content subject to an Open Source License.

(x) “Software” means any and all (a) computer programs, including any and all software implementations of algorithms, heuristics, models and methodologies, whether in source code or object code, (b) testing, validation, verification and quality assurance materials, (c) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise, (d) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (e) all documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing, (f) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing, and (g) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing.

(b) Section 5.13(b) of the Disclosure Letter lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including Software, that are not registered but that are material to the Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Acquiror with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(c) Section 5.13(d) of the Disclosure Letter lists all Company IP Agreements. The Company has provided Acquiror with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(d) The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee of the Company, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company’s exclusive ownership of all Company Intellectual Property. The Company has provided Acquiror with true and complete copies of all such agreements.

(e) The consummation of the transactions contemplated hereunder will not (i) violate or result in the breach, modification, cancellation, termination or suspension of any Contract with respect to any material Company Intellectual Property, (ii) result in the breach or, by its terms, termination of any Company IP Agreements, (iii) restrict, limit, invalidate, impair, alter, extinguish, result in the loss of or otherwise materially affect any right, title or interest of the Company in any Company Intellectual Property, (iv) grant or require the Company to grant to any Person any rights with respect to Company Intellectual Property, (v) subject the Company to any material increase in royalties or other payments under any Contract with respect to Company Intellectual Property, (vi) result in any third party being granted rights or access to, or the placement in or release from escrow of, Company Source Code or (vii) materially diminish any royalties or other payments to which the Company would otherwise be entitled under any Contract with respect to Company Intellectual Property.

(f) The Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements. There is and has been no unauthorized use, unauthorized disclosure or misappropriation of any confidential or proprietary Company Intellectual Property by any Person. The Company has received no notice (whether written or oral) that any Person is otherwise making any unauthorized use or disclosure of any confidential or proprietary Company Intellectual Property. No event has occurred, and no instances or conditions exist, that (with or without notice, lapse of time or both) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any material Company Source Code.

(g) The Company has not used any Copyleft Materials in a manner that requires any of the Company Intellectual Property or Programs, or any portion thereof, to be subject to Copyleft License. The Company is in compliance with the terms of all relevant licenses (including all requirements related to notices and making source code available to third parties) for all Open Source Materials used by the Company, including all copyright notice and attribution requirements, and all requirements to provide or offer access to source code.

(h) The Software included in the Company Intellectual Property does not contain (i) any clock, timer, counter or other limiting or disabling code, design, routine or any viruses, Trojan horses, or other disabling or disrupting codes or commands that would cause such Software to be erased, made inoperable or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict the ability of the Company or any Person to use such Software or the Company Intellectual Property, including after a specific or random number of years or copies or (ii) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification or other changes to, such Software or Company Intellectual Property.

(i) The computer, information technology and data processing systems, facilities and services used by the Company, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company (collectively, “Systems”), are reasonably sufficient for the existing needs of the Company, including as to capacity, scalability and ability to process current peak volumes in a timely manner; the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company; all Systems (to the extent dedicated to the Company), other than software that is duly and validly licensed to the Company pursuant to a valid and enforceable Contract, are owned and operated by, and or are under the control of, the Company. To the Company’s Knowledge, no Person has gained unauthorized access to any of the Systems that would compromise to any material degree the value or confidentiality of such Systems or that would necessitate that the Company notify a third person of such unauthorized access. The Company has implemented all critical security patches provided by third party licensors for the Systems. The Company has disaster recovery plans and procedures for its business. The Company maintains policies and procedures regarding data security and privacy that are commercially reasonable and in material compliance with Law. To the Company’s Knowledge, there has been no material security breach relating to, violation of any security policy regarding, or unauthorized access or unauthorized use of, the Systems.

5.14 Programming.

(a) As used herein:

(i) “Derivative Rights” means all rights to produce remakes, spin-offs, subsequent seasons, sequels or prequels of an Owned Program based upon such Program or based upon any Underlying Material (as defined herein) respecting such Program, or the theme, title or titles of such Program, or of such script, scenario or the like, or characters and/or the names or characteristics of characters included in such Program and/or any part thereof; and all rights throughout the world to broadcast, transmit and/or reproduce by means of exploitation, now known or hereafter devised, any such remake, spin-off, sequel or prequel of such Program, including further, without limitation, any and all commercial Exploitation in connection with or related to any such remake, spin-off, sequel or prequel thereof.

(ii) “Distribution Rights” means any of the following rights, collectively, with respect to a Program, whether now owned or in existence or hereafter made, acquired or created: (A) the rights to release, distribute and Exploit (as defined herein) such Program, including in connection with the marketing, distribution and Exploitation of such Program from time to time; (B) the rights to use and to authorize others to use the title of such Program for purposes of advertising and publicizing such Program from time to time in connection with the marketing, distribution and Exploitation of such Program; (C) the rights: (1) to publish and license and authorize others to publish in any language, in any media, synopses, summaries, adaptations, resumes and stories of and excerpts from such Program from any Underlying Material; (2) subject to any agreements with talent with respect to such Program, which agreements have been delivered to Acquiror or comprehensively summarized for the benefit of Acquiror, to use and authorize others to use the name, voice and likeness (and any simulation or reproduction thereof) of any person appearing in or rendering services in connection with such Program; (3) to Exploit and authorize others to Exploit in any language by any media excerpts and clips from such Program and from any Underlying Material; and (4) to use and authorize others to use the rights described above and the title of the applicable Program in the manufacture and distribution of t-shirts, sweatshirts, posters and postcards and other items for publicity and promotional purposes, and not for sale; (D) the rights to use and authorize others to use all Tangible Materials (as defined herein) relating to such Program in connection with the Exploitation of such Program to the extent necessary to Exploit rights in such Program; and (E) the rights to receive copyright revenues, and the rights to receive or to arrange for the collection of copyright revenues resulting from the secondary transmission or retransmission of such Program.

(iii) “Exploitation” means, with respect to a Program, any of the following: the exhibition, distribution, transmission, display, performance, dissemination, publication, promotion, publicizing, advertising, reproduction, rental, lease, license, sublicense, transfer, disposing of, commercializing, marketing, usage, trading in, turning to account, dealing with and in and otherwise exploiting such Program, and/or the allied, ancillary and subsidiary rights related thereto, in any and all media now known or hereinafter devised. “Exploit” shall mean to cause the Exploitation.

(iv) “Exploitation Agreement” means any Contract (including terms of service) with respect to the Exploitation by any Person of the Exploitation Rights relating to any Program, whether on a single-Program, multi-Program or output basis.

(v) “Exploitation Rights” means, with respect to a Program, the right to Exploit such Program and Tangible Materials relating thereto, including Distribution Rights.

(vi) “Owned Programs” means all Company Programs with respect to which Company owns or co-owns the copyright therein.

(vii) “Guild” means the Screen Actors Guild, the Directors Guild of America, the Writers Guild of America, I.A.T.S.E. or any other trade or labor organization, collective bargaining entity or union, domestic or foreign, which bargains on behalf of its members with third parties in order to determine wages, hours, rules, working conditions and the like.

(viii) “Participation” means any contractually required amounts payable to or on behalf of any third party involved in the development and/or production of, and/or respecting any Underlying Materials related to, a Program, including all third parties who rendered services or granted rights in connection with such Program, which are (A) a contingent amount determined in whole or in part based on the financial performance from the Exploitation of such Program, including amounts contingent upon or determined by box office receipts, gross receipts, net receipts or a percentage of such gross receipts or net receipts however defined, denominated or calculated, or are otherwise determined by reference to the performance of such Program however measured or determine, and are payable in a fixed or allocable amount or as a percentage of such receipts; and/or (b) payable in a fixed amount upon the occurrence of specified events in relation to the Exploitation of the Program such as receipt of an award or the attainment of a specified level of receipts or contingent proceeds from, or other financial performance, or other performance (including, without limitation, number of views), of the Exploitation of a Program. For the avoidance of doubt, “Participation” does not include fees and payments of any kind of the type which are or will be included in the Program’s budget.

(ix) “Residual” means any amount required to be paid pursuant to a collective bargaining agreement with a union, Guild or other collective bargaining unit related to the Exploitation of any Program.

(x) “Tangible Materials” means, with respect to any Programs, collectively, all physical embodiments of, or relating to, such Programs or its elements in whatever state of completion, wherever located (including in any film laboratory or storage facility owned or controlled by Company or any other Person), n any video, audio or other format, including: (A) all positive, negative, fine grain and answer prints and duplicating negatives; (B) all exposed or developed film, pre-print materials, subtitles, special effects, cutouts, stock footage, outtakes, tabs and trims, master tapes and other duplicating materials of any kind, all various language dubbed and titled versions, prints and negatives of stills, trailers and television spots, all promotions and other advertising, marketing and publicity materials, cells, drawings, storyboards, models, sculptures, puppets, sketches, and continuities; (C) tapes, discs, hard drives, computer memory, or other electronic media of any nature; (D) all sound and music tracks, audio and video recordings of all types and gauges (whether analog, digital or otherwise) in all languages; (E) electronic and/or digital copies of any of the foregoing stored on any media; and (F) any other materials required, used or held for use in connection with the Exploitation of the Programs.

(xi) “Underlying Material” means, with respect to any Program, literary, musical, dramatic or other works, screenplays, stories, adaptations, scripts, treatments, formats, bibles, scenarios, characters, titles and any other literary or dramatic materials of any kind upon which such Program is based in whole or in part.

(b) Ownership and Control.

(i) Section 5.14 of the Disclosure Letter sets forth a true, correct and complete list of (A) all Owned Programs and (B) all Owned Programs in active development or production as of the date hereof. Except as set forth in Section 5.14 of the Disclosure Letter, the Company has the right to Exploit the Owned Programs in any and all media now known or hereafter devised, including without limitation the right to Exploit the Derivative Rights in and to such Owned Programs.

(ii) Section 5.14 sets forth a true, correct and complete list of each Licensed Program.

(c) Copyright Registration. The Company (i) has registered in the United States copyright rights in each Owned Program, if and to the extent all copyright rights therein are exclusively owned by the Company and to the extent of Company’s applicable registrable copyright interests therein; and (ii) has not affirmatively dedicated to the public in the United States any material protectable portion of any of the foregoing.

(d) Participation. Except as set forth in Section 5.14 of the Disclosure Letter, the Company has no obligations with respect to Participations and has not assumed any obligations with respect to Participations.

(e) Residuals. Except as set forth in Section 5.14 of the Disclosure Letter, Company has no obligation to pay any Residuals and has not assumed any obligation to pay any Residuals with respect to the Exploitation of the Licensed Programs. With respect to each Owned Program, either (i) the Company has complied with all requirements under any applicable collective bargaining agreements and has paid or caused to be paid all amounts that should be accrued in accordance with Accounting Principles, under all applicable collective bargaining agreements with any union or Guild or any other Contract by reason of any past or current exhibitions or Exploitations, or (ii) there are no Guild relationships or Contracts governing or respecting the Owned Programs. Except as set forth in Section 5.14 of the Disclosure Letter, there are no claims or audits that have been asserted or are threatened in writing by any Guild or union with respect to Licensed Programs or Owned Programs.

(f) No Infringement.

(i) No Licensed Program libels, defames or violates the rights of privacy or publicity of any Person or violates any other applicable Law. No Licensed Program infringes or otherwise violates any Intellectual Property rights of any Person to the extent of Company’s commercial Exploitation thereof. The Company has not received written or oral notice of any such claim thereof nor has the Company made any claims of infringement of any Intellectual Property in any Licensed Program.

(ii) No Owned Property libels, defames or violates the rights of privacy or publicity of any Person or violates any other applicable Law. No Owned Property infringes or otherwise violates any Intellectual Property rights of any Person to the extent of Company’s commercial Exploitation thereof. The Company has not received written or oral notice of any such claim thereof nor has the Company made any claims of infringement of any Intellectual Property in any Licensed Program.

(iii) Music Rights. All of the musical compositions and sound recordings thereof embodied in the Owned Programs have been cleared for synchronization, reproduction and use in the Owned Programs in all media now known or hereafter devised, worldwide in perpetuity. In the event that the Company is the music publisher and/or owner of any of the musical compositions and/or sound recordings in the Owned Programs (collectively, “Company Music”), Acquiror shall have the right to synchronize, reproduce and use the Company Music in connection with the Derivative Rights for remakes, spin-offs, sequels and prequels and advertising and promotion thereof in all media now known or hereafter devised, worldwide in perpetuity on a gratis basis. All of the musical compositions and sound recordings thereof embodied in the Licensed Programs have been cleared for synchronization, reproduction and use in the Licensed Programs in all media now known or hereafter devised, worldwide in perpetuity. All of the public performance rights in respect to the music contained in each Program are (A) controlled by the American Society of Composers, Authors and Publishers, Broadcast Music Inc., SESAC or other applicable music performing rights organization (“Performing Rights Organization”); (B) in the public domain; or (iii) duly licensed or otherwise owned by Company with sufficient rights to permit its public performance in connection with the exhibition of such Program in all media and by those means in which Program is currently commercially Exploited. The Company has valid and enforceable agreements with the Performing Rights Organizations in all territories where the Programs are Exploited which accord the Company public performance rights in and to all of the Programs. There are no material amounts accrued and due by the Company in respect of Contracts with any Performing Rights Organization.

(g) Use of Title. With respect to each Licensed Program and Owned Program, there is no infringement as a result of the use of the title of any such Program.

(h) Credits. The credits contained in each Licensed Program and Owned Program (i) are complete and accurate in all material respects; (ii) do not omit any Person entitled by a Material Contract to any credit for providing services in connection with such Program; and (iii) comply with all Guild or other Contract obligations of the Company to third parties who rendered services in connection with such Program.

(i) Tangible Materials. To the extent the Company owns or controls Tangible Materials used in connection with the Exploitation of a Program, such Tangible Materials are stored and maintained directly by the Company, or on its behalf, in customary storage facilities or laboratories in accordance with customary industry practice for the use and preservation of such materials. To the extent any such Tangible Materials are not owned completely or directly by the Company, the Company has, or has the right to, customary access to such materials sufficient to Exploit such Tangible Materials in the manner currently Exploited.

(j) Actions. There are no pending or threatened Action(s) in writing in any jurisdiction contesting, challenging the use, ownership, validity, enforceability or registrability by Company of any material Intellectual Property right in any Program held for use in the Service.

(k) Maintenance of Rights. Company has used commercially reasonable efforts to protect, confirm, maintain and enforce its rights in and to each Licensed Program and its rights in and to each Owned Program.

(l) Compliance. All Owned Programs have been developed, produced and exploited in accordance with (i) all applicable Contracts, (ii) applicable Laws, (iii) any applicable collective bargaining, union or Guild agreement, (iv) the Communications Act, (v) as applicable, the Television Code of the National Association of Broadcasters, and (vi) any applicable standards or codes set forth by the Motion Picture Association or the Motion Picture Association of America.

(m) Good Standing. The Company is in good standing and is not in default under all applicable union, Guild or collective bargaining agreements, rules and regulations.

(n) Insurance. Each Owned Property is covered by adequate and customary insurance, in accordance with standard custom and practice in the entertainment industry, and the Company is a named insured under such policies.

5.15 Accounts Receivable; Accounts Payable.

(a) The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within sixty (60) days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. To the Knowledge of the Company, no account debtor has refused or threatened to refuse to pay its obligations for any reason, no account debtor is insolvent or bankrupt, and no account receivable is pledged to any third party.

(b) The accounts payable reflected on the Interim Balance Sheet and arising after the date thereof have arisen from bona fide transactions entered into by the Company in the Ordinary Course of Business. The Company has not written-off or reversed any accounts payable or liability reserves in a manner inconsistent with prior practice. The accrued expenses reflected on the Interim Balance Sheet or accrued after the date thereof have arisen from bona fide transactions entered into by the Company in the Ordinary Course of Business

5.16 Customers, Suppliers and Distributors.

(a) Section 5.16(a) of the Disclosure Letter sets forth a list of the ten (10) largest customers (“Material Customers”) of the Company, as measured by the dollar amount of revenues recognized by the Company, during the twelve (12) month period ended December 31, 2020 and the three (3) month period ended June 30, 2021, showing the amount of revenues recognized by the Company from such customer during each such period. To the Knowledge of the Company, there are no bankruptcies filed by, on behalf of, or against any Material Customer. None of the Material Customers have been in arrears to the Company more than ninety (90) days in the twelve (12) month period prior to the date of this Agreement.

(b) Section 5.16(b) of the Disclosure Letter sets forth a list of all Contracts with Material Customers which are the subject of an ongoing competitive bidding process, or for which the Company has been notified or informed in writing or, to the Knowledge of the Company, orally, that it will be the subject of a competitive bidding process within twelve (12) months after the date of this Agreement.

(c) Section 5.16(c) of the Disclosure Letter sets forth a list of the ten (10) largest suppliers (“Material Suppliers”) of the Company, as measured by the dollar volume of purchases from such suppliers, during the twelve (12) month period ended December 31, 2020 and the three (3) month period ended June 30, 2021, showing the amount of payments made by the Company to each such supplier during each such period. To the Knowledge of the Company, there are no bankruptcies filed by, on behalf of, or against any Material Supplier. There are no suppliers of products or services to the Company that are material to the Company’s business with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace.

(d) The Company has not received notice from any Material Customer or Material Supplier that such Material Customer or Material Supplier, and to the Company’s Knowledge, no Material Customer or Material Supplier, will, intends to, or is considering terminating, cancelling, discontinuing, reducing, changing the terms (whether related to payment, price, quantity of business or otherwise) of, or otherwise adversely modifying, in each case in any material respect, its business with the Company, whether as a result of any of the transaction described in this Agreement or otherwise (and the Company does not have any reasonable basis to believe that any reasons exist or as a result of the transactions contemplated by this Agreement or any potential change in management or ownership of the Company would exist for any Material Customer or Material Supplier to take any such action). The Company is not, and has not during the past twelve (12) months been, involved in any material claim, dispute or controversy with any Material Customer or any Material Supplier.

5.17 Insurance. Section 5.17 of the Disclosure Letter sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company or any Transferor or any of their respective Affiliates relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of the Insurance Policies have been made available to Acquiror. The Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the Transactions, and none of the Insurance Policies are written on a claims- made basis or will otherwise go into run-off at or following the Closing. The Company has not received any notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Company has no liability due for any retrospective premium adjustment, audit premium adjustment, experience based liability or loss sharing cost adjustment under any of the Insurance Policies. All the Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any the Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any the Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

5.18 Legal Proceedings; Governmental Orders.

(a) Section 5.18(a) of the Disclosure Letter identifies and provides a summary of the status and material claims involved in each Action that is currently or the past five years was pending, or, to the Company’s Knowledge, threatened against or by the Company (or any of its Representatives with respect to their business activities on behalf of the Company) affecting any of its properties or assets. Except as set forth in such Section 5.18(a) of the Disclosure Letter, the Company has insurance that will cover all Losses that may be incurred by the Company in connection with each such pending Action.

(b) There are no Actions pending or, to the Company’s Knowledge, threatened against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(c) There are no, nor in the past five (5) years have there been any, outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company (or any of its Representatives with respect to their business activities on behalf of the Company) or any of its properties or assets. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

5.19 Compliance With Laws; Permits.

(a) The Company has been in compliance in all material respects with all Laws. The Company has not been charged with and is not now under investigation with respect to, a violation of any Law. The Company has not received any communication during the past five (5) years from a Governmental Authority that alleges that the Company is not in compliance with any Law.

(b) The Company (i) holds, and is in compliance in all material respects with the terms of, all Permits that are necessary to enable the Company to conduct its business, all of which are listed on Section 5.19(b) of the Disclosure Letter, (ii) have not received any notice of the institution of any Action to revoke any such Permits or alleging that the Company fails to hold such Permits, (iii) have not received any notice that any loss or expiration of any Permit is pending, other than expiration in accordance with the terms thereof, and (iv) have no Knowledge of any threatened or reasonably foreseeable loss or expiration of any Permit, other than expiration in accordance with the terms thereof. The Permits are valid and in full force and effect and none of the Permits will be terminated or impaired or become terminable as a result of the Transactions.

(c) Neither of the Transferors is subject to any Disqualification Event. With respect to any securities of the Company to be transferred hereunder, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the Transactions, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of transfer (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any Disqualification Event. The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Acquiror a copy of any disclosures provided thereunder.

5.20 Environmental Matters.

(a) As used herein:

(i) “Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

(ii) “Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

(iii) “Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

(iv) “Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

(v) “Hazardous Materials” means all pollutants, contaminants, wastes, hazardous or toxic substances or materials, including all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, asbestos and asbestos-containing materials, ignitable, reactive or corrosive substances, by-products, process intermediate products or wastes, petroleum or petroleum fractions and products, lead-containing paint, urea-formaldehyde insulation, polychlorinated biphenyls, radon, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company could reasonably be expected to result in liability under any applicable Environmental Law or that is or is defined as hazardous, toxic or injurious by, or regulated as such under, any Law or is in any way governed by or subject to any applicable Environmental Laws.

(vi) “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

(b) The Company conducts no business that would require it to comply with any Environmental Law and has not, and the Company has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. The Company does not require any Environmental Permits for the conduct of the Company’s business as presently conducted under applicable Environmental Laws.

(c) The Company has never owned and does not currently own any real or personal property, and has not conducted any business involving, the Release of Hazardous Materials in contravention of Environmental Law and the Company has not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by the Company.

(d) The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(e) The Company has no environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials.

5.21 Employee Benefit Matters.

(a) Except as set forth on Section 5.21(a) of the Disclosure Letter, the Company has no, and has never had any, pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”), whether or not tax-qualified and whether or not subject to ERISA, and there is no other Person that, together with the Company, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or its ERISA Affiliates or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Acquiror or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”).

(b) [intentionally omitted]

(c) [intentionally omitted]

(d) Neither the Company nor any of its ERISA Affiliates has ever sponsored, maintained, or contributed to any (i) Benefit Plan that is or was subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iv) “funded welfare plan” within the meaning of Section 419 of the Code.

(e) No provision of any Benefit Plan or collective bargaining agreement could reasonably be expected to result in any limitation on Acquiror or any of its Affiliates from amending or terminating any Benefit Plan prior to or after the Closing and without incurring any expenses (including, but not limited to, loads, surrender fees, termination or deferred sales charges imposed with respect to insurance products or other financial products used to fund such Benefit Plans). The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the Transactions or otherwise.

(f) [intentionally omitted]

(g) There is no pending or, to Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits).

(h) [intentionally omitted]

(i) Each individual who is classified by the Company as an independent contractor has been properly classified.

(j) Neither the execution of this Agreement nor any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company or any of its ERISA Affiliates to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; or (iii) result in any amount paid or payable by the Company (or by any of its Affiliates or by any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Code)): (A) constituting an “excess parachute payment” within the meaning of Code Section 280G or Code Section 4999, or (B) being not deductible by the Company by reason of Code Section 280G.

5.22 Employment Matters.

(a) Section 5.22(a) of the Disclosure Letter contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 5.22(a) of the Disclosure Letter, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b) The Company is not, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of the Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c) The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(d) The Company has complied with the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses (the “WARN Act”) and it has no plans to undertake any action in the future that would trigger the WARN Act.

(e) To the Knowledge of the Company, no key employee intends to terminate his or her employment.

5.23 Taxes.

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or when filed will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid. All estimated Taxes required to be paid by or with respect to the Company have been paid.

(b) The Company has (i) properly deducted or withheld and timely paid to the appropriate Governmental Authorities all Taxes required by Law to be deducted, withheld or paid by it, including in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party, and (ii) complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. Section 5.23(c) of the Disclosure Letter sets forth each state, county, local municipal, domestic or foreign jurisdiction or Governmental Authority in or with which any Company (i) files a Tax Return, (ii) is registered for any Tax purpose, (iii) treats itself as liable for any Tax on a “nexus” basis, (iv) is qualified to do business, (v) owns or regularly uses property on anything other than a transient basis, (vi) has any employee or in which any employee is regularly present, or (vii) has any agent, representative or distributor.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before June 30, 2021 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) Section 5.23(f) of the Disclosure Letter sets forth:

(i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h) The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(i) The Company has delivered to Acquiror copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2016.

(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k) The Company is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement that shall survive the Closing.

(l) The Company is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(m) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(n) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(o) The Company has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. The Company has not taken any action that could defer a Liability for Taxes of the Company from any Pre-Closing Tax Period to any Post-Closing Tax Period.

(p) The Company has not been, and will not be required hereunder to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of accounting methods employed prior to the Closing, nor is any application pending with a Governmental Authority requesting permission for any changes in accounting methods that relate to the Company. The Company will not be required hereunder to include in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law), (ii) open transaction or installment disposition made on or prior to the Closing Date, (iii) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) income from the discharge of indebtedness that was deferred pursuant to the provisions of Code section 108(i), or (v) prepaid amount received on or prior to the Closing Date.

(q) The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(r) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(s) The Company has not consummated or participated in, nor is it currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(t) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(u) Section 5.23(u) of the Disclosure Letter sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(v) All transactions or arrangements made by the Company and/or any of its Subsidiaries with related parties have been made on arm’s length terms, in accordance with applicable transfer pricing principles and the processes by which prices, amounts and terms have been arrived at have, in each case, been fully documented.

(w) The Company does not own, directly or indirectly, any interests in an entity that has been or would be treated as a “passive foreign investment company” within the meaning of Code Section 1297.

(x) The Company will not be required to include any amount in income pursuant to Code Section 965 (including Section 965(h) for any Post Closing Tax Period.

(y) None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

5.24 Export Control Matters.

(a) The Company is not subject to any Export Control Laws. “Export Control Laws” means all Laws relating to U.S. export control and trade embargo statutes, regulations, Governmental Orders, guidelines and policies of the United States Government and each applicable Governmental Authority of any country in which the Company conducts business, including, but not limited to EU Export Control and EU Sanctions Laws, the International Traffic In Arms Regulations (22 C.F.R. Parts 120-130 (2011)) of the U.S. Department of State; the Export Administration Regulations (“EAR”) (15 C.F.R. Parts 730-774 (2011)) of the U.S. Department of Commerce; the U.S. antiboycott regulations and guidelines, including those under EAR and U.S. Department of the Treasury regulations; the various economic sanctions regulations and guidelines of the U.S. Department of the Treasury, Office of Foreign Assets Control, and the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001), as amended; and restrictions against dealings with certain prohibited, debarred, denied or specially designated entities or individuals under statutes, regulations, and Governmental Orders of various agencies of the federal government of the United States.

(b) The Company has not received from any Governmental Authority a request for information relating to the sale or delivery of any product or services or any disclosure of technical data based on a potential violation of any Export Control Law. There are no Actions or, to the Knowledge of the Company, investigations pending and there are no Actions or investigations contemplated by any Governmental Authority against or involving the Company based on an alleged violation of any Export Control Law.

(c) Without limiting the foregoing paragraphs (a) and (b) of this Section 5.24, the Company:

(i) has not exported any items or services directly or indirectly to any country subject to economic sanctions, including Cuba, Iran, North Korea, Sudan or Syria, or permitted access to technical data of any persons of these nationalities except such persons who have lawful U.S. permanent residence status;

(ii) has not exported any items or services directly or indirectly to, or permitted access to technical data of, any individuals or entities listed on any U.S. or EU government list of parties subject to sanctions or export prohibitions, including without limitation the list of Specially Designated Nationals, the Denied Parties List, the Unverified List, the Entity List, the Nonproliferation Sanctions list, or the UK Treasury Consolidated List of Sanctions Targets; and

(iii) has not exported any items directly or indirectly to, or permitted access to technical data of, any individuals or entities of the People’s Republic of China, Russia or Venezuela except for solely civilian end use by civilian end users.

(d) The Company is aware of U.S. Commerce Department Bureau of Industry and Security recordkeeping requirements, and of the recordkeeping requirements of any other Governmental Authority regulating the items that it exports, and the Company is not subject to same.

5.25 Import Compliance.

(a) The Company has not made, or made any other Person make on its behalf, any imports into the United States, whether as importer of record or otherwise.

(b) The Company is aware of U.S. Customs and Border Protection reasonable care requirements, and the Company is in full compliance with the same.

(c) The Company is aware of U.S. Customs and Border Protection recordkeeping requirements, and of the recordkeeping requirements of any other Governmental Authority regulating the products that it imports, and the Company is in full compliance with the same.

(d) The Company is not subject to any fines or penalties, and to the Knowledge of the Company, it is not aware of any fines or penalties that the Company may become subject to, under the provisions of 19 USC §§ 1592 and 1595a, or under any other U.S. Law regulating the importation of goods into the United States.

5.26 Certain Payments. The Company in material compliance with all applicable foreign, federal, state and local anti-bribery, anticorruption and anti-money laundering Laws, including the U.S. Foreign Corrupt Practices Act, as amended. Neither the Company nor any Representative thereof or any other Person authorized to act for or on behalf of the Company, has directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, public or private, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business; (ii) to pay for favorable treatment of business secured; (iii) to obtain special concessions or for special concessions already obtained; or (iv) in violation of any Law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

5.27 [intentionally omitted].

5.28 Data Privacy and Security. In connection with its collection, storage, use and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable Laws (collectively “Personal Information”) by or on behalf of the Company, the Company is and has been, to the Company’s knowledge, in compliance with (i) all applicable Laws (including, without limitation, laws relating to privacy, data security, telephone and text message communications, and marketing by email or other channels) and all industry guidelines and requirements in all relevant jurisdictions and (ii) the Company’s privacy policies. The Company maintains and has maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. The Company has provided all requisite notices and obtained all required consents, if any, required by applicable Laws. The Company is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations. To the Company’s knowledge, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, modification or disclosure of or access to Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company such that privacy requirements require or required the Company to notify government authorities, affected individuals or other parties of such occurrence or (y) unauthorized access to or disclosure of the Company’s confidential information or trade secrets that reasonably would be expected to result in a Material Adverse Effect.

5.29 Transactions with Related Persons. Except as set forth in Section 5.29 of the Disclosure Letter (the items so disclosed, the “Related Party Transactions and Relationships”), no Transferor nor any Affiliate of any Transferor, nor any of their respective Representatives:

(a) owns any direct or indirect interest of any kind in, or controls or has controlled, or is a manager, officer, director, stockholder, member or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, vendor, customer, landlord, tenant, creditor or debtor of the Company;

(b) owns or has an interest in, directly or indirectly, any property, asset or right used by the Company;

(c) owes any money to or is owed any money by the Company (other than accrued compensation in the case of employees of the Company);

(d) provides goods or services to the Company (other than the employees of the Company);

(e) is a party to a Contract, or is involved in any business arrangement or other relationship, with the Company (whether written or oral);

(f) has pledged any assets, posted any letters of credit or guaranteed any obligations on behalf of the Company (nor has the Company pledged any assets, posted any letters of credit or guaranteed any obligations on behalf of any such Person); or

(g) has any claim or cause of action against the Company.

5.30 Brokers. Except as set forth in Section 5.30 of the Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any other transactions, whether past, present or future, based upon arrangements made by or on behalf of the Company or any Transferor.

5.31 Projections. All cost estimates, forecasts, projections and other forward looking information regarding the Company that have been provided to Acquiror or its representatives, were prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by Acquiror that such information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

ARTICLE 6
Representations and warranties of Acquiror

6.1 Representations and Warranties of Acquiror. Acquiror hereby represents and warrants to the Company and the Transferors that the statements contained in this Section 6.1 are true and correct on the date hereof and shall be true and correct on the Closing Date as if made thereon:

(a) Organization and Authority of Acquiror. Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Acquiror has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Acquiror is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Acquiror of this Agreement and any other Transaction Document to which Acquiror is a party, the performance by Acquiror of its obligations hereunder and thereunder and the consummation by Acquiror of the Transactions have been duly authorized by all requisite corporate action on the part of Acquiror. This Agreement has been duly executed and delivered by Acquiror, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Acquiror enforceable against Acquiror in accordance with its terms. When each other Transaction Document to which Acquiror is or will be a party has been duly executed and delivered by Acquiror (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Acquiror enforceable against it in accordance with its terms.

(b) No Conflicts; Consents. The execution and delivery by Acquiror of this Agreement and each Transaction Document, and the performance by it of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time) (i) conflict with or violate any provision of the Governing Documents of Acquiror or (ii) conflict with, violate, result in a breach of, result in the acceleration of material obligations, loss of a benefit or increase in Liabilities or fees under, create in any Person the right to terminate, cancel or modify, or cause a default under or give rise to any rights or penalties under any provision of any Governmental Order to which Acquiror is subject or any provision of any Contract to which Acquiror is a party or by which Acquiror is subject, except for such filings as may be required under the Securities Act (or applicable blue sky laws).

(c) Investment Purpose. Acquiror will acquire the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.

(d) Legal Proceedings. There are no Actions pending or, to Acquiror’s knowledge, threatened against or by Acquiror or any Affiliate of Acquiror that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

(e) Brokers. Except for such amounts as Acquiror shall pay, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any other Transaction Document based upon arrangements made by or on behalf of Acquiror.

(f) Valid Issuance of the Acquiror Shares. The Acquiror Shares, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities Laws. Subject to the accuracy and completeness of the representations in Article 4 and Article 5, the Acquiror Shares will be issued in compliance with all applicable federal and state securities Laws.

(g) No Disqualification Events. With respect to any securities of the Acquiror to be transferred hereunder in reliance on Rule 506 under the Securities Act, none of Acquiror, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of Acquiror or Acquiror participating in the Transactions, any beneficial owner of 20% or more of Acquiror’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Acquiror or Acquiror in any capacity at the time of transfer (each, a “Acquiror Covered Person” and, together, “Acquiror Covered Persons”) is subject to any Disqualification Event, except for (i) a Disqualification Event covered by Rule 506(d)(2) or (d)(3) or (ii) as disclosed in Acquiror’s Form 10-K/A for the year ended December 31, 2020, a copy of which has been provided to counsel for the Transferors. Acquiror has exercised reasonable care to determine whether any Acquiror Covered Person is subject to a Disqualification Event. Acquiror has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Transferors a copy of any disclosures provided thereunder.

6.2 [Intentionally Omitted].

ARTICLE 7
Covenants

7.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Acquiror (which consent shall not be unreasonably withheld or delayed), the Company shall (a) conduct the business of the Company in the Ordinary Course of Business; and (b) use its reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall:

(a) preserve and maintain all of its Permits;

(b) pay its debts, Taxes and other obligations when due;

(c) not accelerate any receivables or delay paying any payables;

(d) not cancel or waive rights of substantial value;

(e) maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(f) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(g) defend and protect its properties and assets from infringement or usurpation;

(h) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(i) maintain its books and records in accordance with past practice;

(j) comply in all material respects with all applicable Laws;

(k) not (i) make, change or revoke any Tax election, (ii) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes (iii) file any amended income tax or any other material Return, (iii) settle or compromise any Tax claim or assessment by any Governmental Authority, (iv) enter into a closing agreement with a taxing authority or (v) surrender any right to claim a refund of a material amount of Taxes; and

(l) not take or permit any action that would cause any of the changes, events or conditions described in Section 5.8 to occur.

Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Acquiror, directly or indirectly, the right to control or direct the business operations of the Company prior to the Closing and (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the business.

7.2 Access to Information. From the date hereof until the Closing, the Company shall (a) afford Acquiror and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Acquiror and its Representatives with such financial, operating and other data and information related to the Company as Acquiror or any of its Representatives may reasonably request (including for Acquiror to make a determination as to whether the conditions to Closing have been satisfied); and (c) instruct the Representatives of the Company to cooperate with Acquiror in its investigation of the Company. Any investigation pursuant to this Section 7.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Company’s business. No investigation by Acquiror or other information received by Acquiror shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or any Transferor in this Agreement.

7.3 No Solicitation of Other Bids.

(a) The Company and each Transferor shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company and each Transferor shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Acquiror or any of its Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (B) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (C) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 7.3, the Company and each Transferor shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company, its Affiliates, any Transferor or their Representatives) advise Acquiror orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Company and each Transferor agrees that the rights and remedies for noncompliance with this Section 7.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Acquiror and that money damages would not provide an adequate remedy to Acquiror.

7.4 Notice of Certain Events.

(a) From the date hereof until the Closing, the Company shall promptly notify Acquiror in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company or any Transferor hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 9.2 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(iii) any notice or other communication from any Governmental Authority in connection with the Transactions; and

(iv) any Actions commenced or, to Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.18 or that relates to the consummation of the Transactions.

(b) Acquiror’s receipt of information pursuant to this Section 7.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or any Transferor in this Agreement (including Section 10.2 and Section 11.1(b)) and shall not be deemed to amend or supplement the Disclosure Letter.

7.5 Confidentiality. From and after the Closing, each Transferor shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company (“Confidential Information”), except to the extent that the Transferor can show that such information (a) is generally available to and known by the public through no fault of the Transferor, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by the Transferor, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Transferor or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Transferor shall promptly notify Acquiror in writing and shall disclose only that portion of such information which the Transferor is advised by its counsel in writing is legally required to be disclosed, provided that the Transferor shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

7.6 Non-competition; Non-solicitation.

(a) Each Transferor agrees that he shall not, during the term of his employment under his respective Employment Agreement and, in the event he terminates his employment thereunder or is terminated by the Company for “cause “ (as defined in such Employment Agreement), for a period of five (5) years following the Closing (and in the case of Section 7.6(a)(v) indefinitely regardless of how the Employment Agreement is terminated), directly or indirectly through any Person or any Affiliate thereof, entity or contractual arrangement:

(i) produce content for any broadcast over-the-air content distribution platform (the “Restricted Market) anywhere in the world (the “Restricted Territory”), it being acknowledged by the Transferors that the Company engages in the Restricted Market throughout the Restricted Territory;

(ii) acquire, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, consult with or perform services for, lend money or capital to, invest capital in, or be connected in any manner with, including, without limitation, as a partner or through stock ownership in, any business or Person that participates in the Restricted Market or any segment thereof anywhere in the Restricted Territory;

(iii) solicit, offer employment to or hire any individual that is an employee or consultant of the Company or otherwise induce or attempt to induce (whether for their own account or for the account of any other Person) any individual that is an employee or consultant of the Company to leave the employ of the Company; provided, however, that nothing in this Section 7.6(a)(ii) shall prohibit any such party from: (i) using general solicitations (including through search firms) not targeted at employees of the Company, or employing any person who responds to such solicitation; (ii) hiring, employing or discussing employment with any person who contacts such party independently without any solicitations by such party or (iii) soliciting any person who has left the employment of the Company at least six (6) months prior to such party soliciting such person;

(iv) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company; or

(v) disparage Acquiror or any of its Affiliates (including, after the Closing, the Company) in any way that could adversely affect the goodwill, reputation or business relationships of Acquiror or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees.

Notwithstanding the foregoing, (x) the foregoing restrictions shall not apply to a Transferor from and after the date on which his respective employment with the Company is terminated under his Employment Agreement by the Company without “cause” (as defined therein) and (y) nothing in this Section 7.6(a) shall prevent a Transferor from owning up to five percent (5%) of any of the debt or equity securities of any business organization that is required to file reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) Each Transferor acknowledges that if it breaches any obligation under this Section 7.6, Acquiror will suffer immediate and irreparable harm and damage for which money alone cannot fully compensate, and the Transferor therefore agrees that upon such breach or threatened breach, Acquiror shall be entitled to seek a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, barring the other party from violating any such provision. This Section 7.6(b) shall not be construed as an election of any remedy, or as a waiver of any right available to Acquiror under this Agreement or the Law, including the right to seek damages for a breach.

(c) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 7.6 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on each Transferor’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Acquiror the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 7.6 because taken together they are more extensive than necessary to assure to Acquiror the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

7.7 Approvals and Consents.

(a) From the date hereof until the Closings, the Company and the Transferors shall (i) use reasonable best efforts to file, make or obtain, as applicable, all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers, if any, listed on Section 9.2(c) of the Disclosure Letter and (ii) shall make any payments required to accomplish the foregoing (and to the extent such payments are not made prior to the Closing, they shall be Company Transaction Expenses).

(b) Each of the parties shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the Transactions or any agreement or document contemplated hereby;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the Transactions or any agreement or document contemplated hereby; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the Transactions or any agreement or document contemplated hereby has been issued, to have such Governmental Order vacated or lifted.

(c) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, the Transferors shall, at its sole expense, subsequent to the Closing, cooperate with Acquiror and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Transferors shall use its reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if the Transferors provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of a party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 7.7 shall require, or be construed to require, Acquiror or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Acquiror, the Company or any of their respective Affiliates, (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Acquiror of the Transactions, (iii) any material modification or waiver of the terms and conditions of this Agreement, or (iv) threaten to, commence, prosecute or defend any Action.

(f) The Company and each Transferor hereby waives all rights of first refusal, co-sale rights, drag-along rights, consent rights and other similar rights that the Company or the Transferor (as applicable) may have, as well as any restrictions on the transfer of the Shares, in each case under the Company’s organizational documents or otherwise with respect to the transactions contemplated hereby.

7.8 Release.

(a) Each Transferor, on behalf of itself and its Affiliates, and their respective successors and assigns and Representatives (collectively, the “Releasors”), hereby knowingly and voluntarily releases and forever discharges, effective as of the Closing Date, Acquiror, the Company, and each of their respective past, present and/or future Affiliates and Representatives (collectively, the “Released Parties”), from any and all Actions, claims, suits, controversies, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, whether known or unknown, liquidated or contingent, which the Transferor or any other Releasor ever had, now have or may have relating to, arising out of or in any way connected with the dealings of the Company and the other Released Parties, on the one hand, and the Transferor and the other Releasors, on the other hand, or any circumstance, agreement, action, omission, event or matter occurring or existing between them, in each case, prior to the Closing Date (collectively, the “Released Claims”); provided, however, that the Released Claims shall not include any of the terms, conditions or other provisions or obligations under this Agreement or the Transaction Documents.

(b) Each Transferor acknowledges that the Laws of many states provide substantially the following:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each Transferor acknowledges that such provisions are designed to protect a party from waiving claims which he does not know exist or may exist. Nonetheless, each Transferor agrees that, effective as of the Closing Date, each Transferor and the other Releasors shall be deemed to waive any such provision.

(c) Each Transferor further agrees that no party shall, nor permit any Affiliate thereof to: (i) institute a lawsuit or other legal proceeding based upon, arising out of, or relating to any of the Released Claims, (ii) participate, assist, or cooperate in any such proceeding or (iii) encourage, assist and/or solicit any third party to institute any such proceeding.

7.9 Closing Conditions. From the date hereof until the Closing, each Transferor shall, and shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 9.

7.10 Publicity; Transaction Disclosure. Any public announcement, press release or similar publicity with respect to this Agreement or the Transactions will be issued, if at all, at such time and in such manner as approved in writing by the other party (such approval not to be unreasonably withheld, conditioned or delayed); provided, that if such announcement is required by Law (including, without limitation, the Exchange Act and the rules and regulations promulgated thereunder), a party may make any such announcement, release or similar publicity and make any necessary filings without the consent of the other party, provided that the disclosing party shall use commercially reasonable efforts to provide, to the extent practicable and legally permitted, the other party a reasonable opportunity to review and comment on the content of such announcements in advance (it being understood that the other party shall not have any right to prevent the disclosing party from making such announcements).

7.11 Working Capital. Commencing on the Closing Date and for a period of two (2) years thereafter, subject to the approval of the board of directors of the Acquiror (which approval shall not be unreasonably withheld), based upon certain projections provided by the Company and consistent with the business judgment of the Acquiror’s board of directors, the Acquiror will provide working capital to the Company on an “as needed” basis at a level sufficient to support the ongoing operations of the Company in the Ordinary Course of Business, which is currently estimated (based on the foregoing) to range from $1,000,000 to $2,000,000 in the first twelve (12) months and will be adjusted accordingly for subsequent years; provided, however, that such estimate shall take into account the funding provided to the Company by the Acquiror pursuant to that certain Secured Loan and Security Agreement dated the date hereof.

7.12 Litigation Support. Following the Closing, in the event and for so long as Acquiror or the Company are actively contesting or defending against any Action in connection with any fact, situation, circumstance, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each Transferor will cooperate with it and its counsel in the contest or defense and provide such testimony and access to the Transferor’s books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of Acquiror and the Company (unless Acquiror is entitled to indemnification therefor hereunder).

7.13 280G. Promptly following the execution of this Agreement, the Company shall submit to the Transferors for approval (in a manner reasonably satisfactory to Acquiror), in accordance with Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Acquiror, such approval not to be unreasonably withheld, conditioned or delayed), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing, the Company shall deliver to Acquiror notification and documentation reasonably satisfactory to Acquiror that (a) a vote of the holders of the capital stock of the Company was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”), or (b) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals prior to the vote of the holders of Company’s capital stock pursuant to this Section 7.13.

7.14 Company Covenants. Each Transferor shall cause the Company to comply with each of its covenants and agreements set forth herein.

7.15 Customer and other Business Relationships. After the Closing, each Transferor shall cooperate with Acquiror in its efforts to continue and maintain for the benefit of Acquiror those business relationships of the Company existing prior to the Closing, including relationships with customers, suppliers, employees, regulatory authorities, licensors. After the Closing, each Transferor will, and will cause its Affiliates to, refer to Acquiror all inquiries relating to the Company.

7.16 Insurance; Risk of Loss. The Company and each Transferor will, and will cause each of its Affiliates to, keep insurance policies currently maintained in respect of the Business and current or former employees of the Company, as the case may be, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date. For any claim that may be asserted against the Company after the Closing Date arising out of events, incidents, conduct or circumstances that occurred and/or existed prior to the Closing Date (such claims, “Post-Closing Claims”): (i) each Transferor shall ensure that the Company has access to coverage under each of the insurance policies set forth in Section 5.17 of the Disclosure Letter (the “Specified Policies”) in each case subject to the terms and conditions thereof; and (ii) with respect to Specified Policies designated as “Claims-Made” and “Occurrence-Reported,” each Transferor shall secure tail coverage and/or ensure that the Company has access, either directly or through the Transferor or its Affiliates to coverage under renewals of such Specified Policies or equivalent coverage. After the Closing Date, the Company may seek coverage for any Post-Closing Claim from the applicable insurer under any Specified Policy or, where applicable, any tail or renewal policy or equivalent of such Specified Policy, and each Transferor shall cooperate with the Company in connection with the tendering of such claims (including by providing access to employees and third party claims adjustors); provided, however, that (i) the Company shall reimburse each Transferor for all of its out-of-pocket costs and expenses in connection with such cooperation; and (ii) the Company shall notify the applicable Transferor(s) of all such coverage claims made. No Transferor shall release, commute, buy-back, or otherwise eliminate the coverage available under any Specified Policy without first providing written notice to the Company.

7.17 Internal Control over Financial Reporting. Without limiting any other provisions of this Agreement, prior to the Closing, the Company shall use its commercially reasonable efforts to coordinate with Acquiror and to provide the internal resources required to establish: (a) a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances: (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (ii) that transactions are executed only in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the properties or assets of the Company, and (b) a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) sufficient to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s financial statements; provided that the Company shall not be required to incur any out of pocket expenses (other than nominal expenses) in connection with such efforts. Prior to the Closing, the Company shall reasonably cooperate with Acquiror with respect to integration planning in respect of accounting and financial reporting functions.

7.18 Financial Reporting Cooperation. During the period between the signing of this Agreement and the earlier of the Closing or termination of this Agreement, the Company shall provide (and cause its Subsidiaries to provide) such reasonable and customary cooperation (and to use commercially reasonable efforts to cause its and their respective managers, officers, directors, employees, accountants, legal counsel, agents, other advisors and authorized representatives to provide such reasonable and customary cooperation) in connection with Acquiror’s and its Affiliates’ reporting obligations under the Securities Act and the Exchange Act.

7.19 Further Assurances. Each of the parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

7.20 Registration. The Acquiror shall use commercially reasonable best efforts to file a registration statement relating to the resale of the Acquiror Shares with the SEC by the six-month anniversary of the Closing Date.

7.21 Board of Directors. The Acquiror intended, promptly following the closing, to establish a five (5) person board of directors at the Company, and nominate the Transferors as two (2) of the directors.

7.22 Audited Financial Statements. Within sixty (60) days following the date of this Agreement, the Company shall deliver to the Acquiror the Financial Statements (as defined below) required for the amended 8-K Report and in compliance with applicable SEC rules and regulations, which include all notes and schedules attached thereto), all of which are true, complete and correct, have been prepared from the books and records of the Company in accordance with GAAP consistently applied with past practice and fairly present the financial condition, assets, liabilities and results of operations of the Company as of the dates thereof and for the periods covered thereby as well as any pro-forma financial statements required in accordance with any rule or regulation promulgated with the SEC in form and content required to be included in the amended 8-K Report. “Financial Statements” shall mean (i) the audited financial statements of the Company for the fiscal years ended December 31, 2019 and 2020, and (ii) the unaudited financial statements of the Company as of June 30, 2020, or any other financial statements required under the rules and regulations promulgated by the SEC. The Transferors shall be solely responsible for the costs associated with the preparation and the audit of the Financial Statements to be delivered in accordance with this Section. If the Acquiror shall be required to pay for any of the costs associated with the preparation and audit of the Financial Statements set forth in this Section, such amount(s) shall be entitled to a right of setoff against the Holdback Shares in accordance with Section 10.2(e) of this Agreement.

ARTICLE 8
Tax matters

8.1 Tax Covenants.

(a) Without the prior written consent of Acquiror, no Transferor (and, prior to the Closing, the Company, its Affiliates and its Representatives) shall, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Acquiror or the Company in respect of any taxable period ending after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning on and including the Closing Date (“Post-Closing Tax Period”). Each Transferor agrees that Acquiror is to have no liability for any Tax resulting from any action of such Transferor, the Company (on or prior to the Closing Date), its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Acquiror (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Transferors when due. Each Transferor shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Acquiror shall cooperate with respect thereto as necessary).

(c) The Transferors shall prepare, or cause to be prepared, all income Tax Returns required to be filed by the Company after the Closing Date with respect to a “taxable period” ending on or before the Closing Date, and Acquiror shall prepare all other Tax returns required to be filed by the Company after the Closing Date.

(d) Any Tax Return required to be filed by the Company after the Closing Date with respect to a “taxable period” ending on or before the Closing Date and with respect to any taxable period beginning before and ending after the Closing Date the portion of such taxable period ending on and including the Closing Date (“Pre-Closing Tax Period”) shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method. All Tax Returns prepared by Acquiror for Pre-Closing Tax Periods and shall be submitted by Acquiror to the Transferors (together with schedules, statements and, to the extent requested by the Acquiror, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If the Transferors objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Acquiror in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Acquiror and the Transferors shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Acquiror and the Transferors are unable to reach such agreement within ten (10) days after receipt by Acquiror of such notice, the disputed items shall be resolved by a nationally recognized accounting firm selected by Acquiror and reasonably acceptable to the Transferors (the “Accounting Referee”) and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Acquiror and then amended to reflect the Accounting Referee’s resolution. The costs, fees and expenses of the Accounting Referee shall be by Acquiror, on the one hand, and the Transferors, on the other hand, in such amount(s) as shall be determined by the Accounting Referee based on the proportion that the aggregate amount of disputed items submitted to the Accounting Referee that is unsuccessfully disputed by Acquiror, on the one hand, or the Transferors, on the other hand, as determined by the Accounting Referee, bears to the total amount of such disputed items so referred to the Accounting Referee for resolution. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Acquiror.

8.2 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, Transferor or any of the Transferors’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

8.3 Tax Indemnification. The Transferors shall, on a joint and several basis, indemnify the Company, Acquiror, and each Acquiror Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 5.23; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Article 8; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. The Transferors shall, on a joint and several basis, reimburse Acquiror for any Taxes of the Company that are the responsibility of the Transferors pursuant to this Section 8.3 within ten (10) Business Days after payment of such Taxes by Acquiror or the Company; provided, that if any such payment is not made within such ten (10) Business Day period, then the Acquiror shall have the right, but not the obligation, to elect, in its sole discretion, to satisfy such obligation in the manner set forth in Section 10.6 hereof.

8.4 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Taxes of the Company for any Pre-Closing Tax Period shall be:

(a) in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

8.5 Contests. Acquiror agrees to give written notice to the Transferors of the receipt of any written notice by the Company, Acquiror or any of Acquiror’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Acquiror pursuant to this Article 8 (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Acquiror’s right to indemnification hereunder. Acquiror shall control the contest or resolution of any Tax Claim; provided, however, that Acquiror shall obtain the prior written consent of the Transferors (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Transferors shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Transferors.

8.6 Cooperation and Exchange of Information. The Transferors and Acquiror shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article 8 or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each Transferor and Acquiror shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Transferor or Acquiror (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

8.7 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article 8 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

8.8 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 5.23 and this Article 8 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

8.9 Overlap. To the extent that any obligation or responsibility pursuant to Article 10 may overlap with an obligation or responsibility pursuant to this Article 8, the provisions of this Article 8 shall govern.

ARTICLE 9
Conditions to closing

9.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) No Action shall have been commenced against Acquiror, any Transferor or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

9.2 Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate the Transactions shall be subject to the fulfillment or such party’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties contained in Article 4, Section 5.1, Section 5.2, Section 5.3(a), Section 5.4, Section 5.5, Section 5.23 and Section 5.30, the representations and warranties of the Transferors and the Company contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of contained in Article 4, Section 5.1, Section 5.2, Section 5.3(a), Section 5.4, Section 5.5, Section 5.23 and Section 5.30 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Company and each Transferor (including the Transferors) shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company and each Transferor (including the Transferors) shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers listed on Section 9.2(c) of the Disclosure Letter, if any, shall have been filed, made or obtained, as applicable.

(d) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e) The spouses of each of the Transferors shall execute and deliver a Spousal Consent in substantially the form of Exhibit A hereto.

(f) The Company shall have delivered a Closing Statement pursuant to Section 3.2(a) in form reasonably approved by Acquiror, and the amount obtained by subtracting the Closing Company Transaction Expenses from the Closing Company Net Cash (each as reflected in the Closing Statement) (such amount, the “Remaining Cash”) shall be no less than $0.

(g) The Company and the Transferors (including the Transferors) shall have delivered each of the closing deliverables set forth in Sections 2.2 and 2.3.

(h) The Company shall have delivered to the Financial Statements required by Section 7.22 hereof.

(i) The Company shall have no Indebtedness.

(j) [intentionally omitted].

(k) Section 5.4 shall be true and correct in all respects as of immediately prior to the Closing; provided, that following the date of this Agreement, no amendments or other modifications of either Section 5.4 shall be made without the prior written consent of Acquiror in its sole discretion.

(l) The form and substance of all certificates, instruments, opinions and other documents delivered to Acquiror under this Agreement shall be satisfactory in all reasonable respects to Acquiror and its counsel.

9.3 Conditions to Obligations of the Company and the Transferors. The obligations of the Company and the Transferors to consummate the Transactions shall be subject to the fulfillment or the Transferors’ waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of the Acquiror contained in Section 6.1(a), Section 6.1(b)(i) and Section 6.1(e), the representations and warranties of Acquiror contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Acquiror contained in Section 6.1(a), Section 6.1(b)(i) and Section 6.1(e) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Acquiror shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

ARTICLE 10
Indemnification

10.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 5.23 which are subject to Article 8) shall survive the Closing and shall remain in full force and effect until the second anniversary of the Closing Date (the “General Survival Period”); provided, that the representations and warranties in Article 4, Section 5.1, Section 5.2, Section 5.3(a), Section 5.4, Section 5.5, Section 5.11(a), Section 5.29 and Section 5.30 shall remain in full force and effect until the seventh anniversary of the Closing Date, the representations and warranties in Section 5.20, Section 5.21 and Section 5.23 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days, and any representation in the case of fraud, intentional misrepresentation or intentional breach, shall survive indefinitely (the representations and warranties identified in the foregoing proviso, the “Fundamental Representations”). All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article 8 which are subject to Article 8) and any statement contained in any certificate delivered pursuant hereto shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. For the avoidance of doubt, the references in this Section 10.1 to the “statutes of limitations” shall refer to the statute of limitations applicable to the particular matter that gave rise to a breach of the representation or warranty in question, and not to the statute of limitations applicable to a breach of this Agreement.

10.2 Indemnification By The Transferors. Subject to the other terms and conditions of this Article 10, the Transferors shall, jointly and severally, indemnify and defend Acquiror and its Affiliates (including after the Closing, the Company) and their respective Representatives (collectively, the “Acquiror Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses that is or may be incurred or sustained by, or imposed upon, the Acquiror Indemnitees based upon, arising out of, with respect to, relating to or by reason of:

(a) an inaccuracy in or breach of any representation or warranty of any Transferor or the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Transferor or the Company pursuant to this Agreement (other than in respect of Section 5.23, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article 8), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) a breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Transferor (including the Transferors) or the Company pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article 8, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article 8);

(c) Company Transaction Expenses or any Indebtedness outstanding as of Closing (including, without limitation, any amounts set forth on Section 5.7 of the Disclosure Letter);

(d) a claim or right asserted or held by any person who is or at any time was an officer, director, employee or agent of the Company (against the Company or Acquiror, against any Affiliate of the Company or Acquiror or against any other Person) involving a right or entitlement or an alleged right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy (under the Governing Documents, under any indemnification agreement or similar Contract, under any applicable Laws or otherwise) with respect to any act or omission on the part of such person or any event or other circumstance that arose, occurred or existed at or prior to the Closing;

(e) any costs incurred by Acquiror under Section 7.22 hereof; and

(f) the Acquiror determining that the Remaining Cash was actually less than $0.

10.3 Indemnification By Acquiror. Subject to the other terms and conditions of this Article 10, Acquiror shall indemnify and defend the Transferors and their respective Representatives (collectively, the “Transferor Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Transferor Indemnitees based upon, arising out of, with respect to, relating to or by reason of:

(a) an inaccuracy in or breach of any of the representations or warranties of Acquiror contained in this Agreement or in any certificate or instrument delivered by or on behalf of Acquiror pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) a breach or non-fulfillment of any covenant, agreement or obligation to be performed by Acquiror pursuant to this Agreement (other than Article 8, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article 8).

10.4 Certain Limitations. The indemnification provided for in Section 10.2 and Section 10.3 shall be subject to the following limitations:

(a) Subject to Section 10.4(d), the Transferors shall not be liable to the Acquiror Indemnitees for indemnification under Section 10.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 10.2(a) exceeds $50,000 (the “Basket”), in which event the Transferors shall be liable for all Losses in respect of indemnification under Section 10.2(a) in excess of the Basket. The aggregate amount of all Losses for which the Transferors shall be liable pursuant to Section 10.2(a) shall not exceed $1,000,000 (the “Cap”). Except for claims based on fraud, intentional misrepresentation or intentional breach, the Transferors shall not have liability pursuant to Section 10.2 in an aggregate amount greater than the Purchase Price as finally determined pursuant to this Agreement.

(b) Acquiror shall not be liable to the Transferor Indemnitees for indemnification under Section 10.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 10.3(a) exceeds the Basket, in which event Acquiror shall be liable for all Losses in respect of indemnification under Section 10.3(a) in excess of the Basket. The aggregate amount of all Losses for which Acquiror shall be liable pursuant to Section 10.3(a) shall not exceed the Cap. Except for claims based on fraud, intentional misrepresentation or intentional breach, Acquiror shall not have liability pursuant to Section 10.3 in an aggregate amount greater than the Purchase Price as finally determined pursuant to this Agreement.

(c) [Intentionally Omitted]

(d) Notwithstanding the foregoing, neither the Basket nor the Cap shall apply to any indemnification claims based upon, arising out of, with respect to, relating to or by reason of any breach of a Fundamental Representation or claims based on fraud, intentional misrepresentation or intentional breach or any claim with respect to Taxes.

10.5 Indemnification Procedures. The party making a claim under this Article 10 is referred to as the “Indemnified Person”, and the party against whom such claims are asserted under this Article 10 is referred to as the “Indemnifying Person”.

(a) Third Party Claims.

(i) Notice. If any Indemnified Person receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party or an Affiliate of a party or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Person with respect to which the Indemnifying Person is obligated to provide indemnification under this Agreement, the Indemnified Person shall give the Indemnifying Person reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of its indemnification obligations, except and only to the extent that the Indemnifying Person forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Person shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Person.

(ii) Right to Defend. Upon receipt of the notice, the Indemnifying Person will have the right to defend the Indemnified Person against the Third Party Claim with counsel reasonably satisfactory to the Indemnified Person, provided, that (i) within thirty (30) days after the Indemnified Person has given notice of the Third Party Claim the Indemnifying Person acknowledges in writing to the Indemnified Person its unqualified obligation to indemnify the Indemnified Person as provided hereunder; provided, further, that, if after the Indemnifying Person acknowledges its unqualified obligation to indemnify the Indemnified Person and assumed the defense of such Third Party Claim, (A) new allegations or claims are asserted as part of such Third Party Claim, or (B) the original Third Party Claim is otherwise amended in a manner that materially increases the indemnification obligations of the Indemnifying Person under such Third Party Claim (including by reason of new facts having been discovered or being alleged), then, in each such case, the Indemnifying Person shall either (I) notify the Indemnified Person of such changes to the original Third Party Claim, within fifteen (15) days of such changes, and turn over the defense of the Third Party Claim to the Indemnified Person, in which case the Indemnifying Person shall be deemed not to have acknowledged its obligation to indemnify the Indemnified Person (except to the extent all or any portion of the original Third Party Claim has already been determined, compromised or settled), or (II) continue to defend such Third Party Claim, in which case the Indemnifying Person shall be deemed to have acknowledged its obligation to indemnify the Indemnified Person with respect to such Third Party Claim as so changed, (ii) the Indemnifying Person provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Person will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages, and does not seek statutory, enhanced or treble damages or an injunction or other equitable relief, (iv) the Third Party Claim does not have a reasonable likelihood of resulting in indemnifiable Losses that would result in the Cap being exceeded or does not have a reasonable likelihood of resulting in indemnifiable Losses that would result in the Basket being exceeded; (v) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Person, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Person or have a material adverse effect on the Indemnified Person, (vi) the Third Party Claim does not involve a supplier, customer, distributor, licensor, licensee, lessor or insurer of the Company or any Affiliate thereof or a Governmental Authority, (vii) the Third Party Claim does not involve a class action lawsuit; and (viii) the Indemnifying Person conducts the defense of the Third Party Claim actively and diligently. The Indemnifying Person will keep the Indemnified Person apprised of all material developments, including settlement offers, with respect to the Third Party Claim and permit the Indemnified Person to participate in the defense of the Third Party Claim with counsel selected by it subject to the Indemnifying Person’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Person, provided, that if in the reasonable opinion of counsel to the Indemnified Person, (A) there are legal defenses available to an Indemnified Person that are different from or additional to those available to the Indemnifying Person; or (B) there exists a conflict of interest between the Indemnifying Person and the Indemnified Person that cannot be waived, the Indemnifying Person shall be liable for the reasonable fees and expenses of counsel to the Indemnified Person in each jurisdiction for which the Indemnified Person determines counsel is required. If the Indemnifying Person elects not to or is not entitled to defend such Third Party Claim, fails to promptly notify the Indemnified Person in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Person may, subject to Section 10.5(c), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Transferors and Acquiror shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

(iii) Cooperation. With respect to any Third Party Claim, both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related Actions at all stages thereof where such Person is not represented by its own counsel. The parties agree to provide reasonable access to the other parties to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim; provided, however, that the parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges of the other party. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Law and rules of procedure); and (ii) all communications between any party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(iv) Settlement. The Indemnifying Person shall not enter into settlement or compromise of any Third Party Claim or permit a default or consent to entry of any judgment or admit any liability with respect thereto, if it is not defending such Third Party Claim. If the Indemnifying Person is defending such Third Party Claim, it shall not enter into settlement or compromise of any Third Party Claim or permit a default or consent to entry of any judgment or admit any liability with respect thereto without the prior written consent of the Indemnified Person unless such settlement, compromise or judgment (A) does not involve liability or the creation of a financial or other obligation on the part of the Indemnified Person, does not involve any finding or admission of any violation of Law or any violation of the rights of any Person or the admission of wrongdoing and would not have any adverse effect on other claims that may have been made against the Indemnified Person, (B) does not involve any relief other than monetary damages that are paid in full by the Indemnifying Person, and (C) provides, for the complete, final and unconditional release of each Indemnified Person and its Affiliates from all liabilities and obligations in connection with such Third Party Claim and would not otherwise adversely affect the Indemnified Person.

(b) Direct Claims. Any Action by an Indemnified Person on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Person giving the Indemnifying Person reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Person becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of its indemnification obligations, except and only to the extent that the Indemnifying Person forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Person. The Indemnifying Person shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Person shall allow the Indemnifying Person and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Person shall assist the Indemnifying Person’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Person or any of its professional advisors may reasonably request. If the Indemnifying Person does not so respond within such thirty (30) day period, the Indemnifying Person shall be deemed to have rejected such claim, in which case the Indemnified Person shall be free to pursue such remedies as may be available to the Indemnified Person on the terms and subject to the provisions of this Agreement.

(c) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 5.23 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article 8) shall be governed exclusively by Article 8 hereof.

10.6 Manner of Payments.

(a) All indemnification owing by Acquiror to any Transferor Indemnitee hereunder, as finally determined pursuant to this Article 10, shall be effected, no later than five (5) Business Days after the final determination thereof, (i) first, by the re-issuance by Acquiror of the Acquiror Shares cancelled pursuant to Section 10.6(b) on or prior to such payment having an aggregate value up to the amount of the indemnification obligation and (ii) thereafter, by the transfer of additional Acquiror Shares having an aggregate value equal to the amount of the unsatisfied portion of such indemnification obligation, in each case within five (5) Business Days after the final determination thereof.

(b) All indemnification owing by the Transferors to any Acquiror Indemnitee hereunder, as finally determined pursuant to this Article 10, shall be effected, no later than five (5) Business Days after the final determination thereof, (i) first by Acquiror’s cancellation of that number of Holdback Shares having an aggregate value up to the amount of the indemnification obligation(s) in accordance with this Agreement and (ii) thereafter, by Acquiror’s cancellation of up to that number of Acquiror Shares having an aggregate value equal to the amount of the unsatisfied portion of such indemnification obligation, it being agreed and understood that upon such determination, such Acquiror Shares shall be automatically cancelled, without the need for any further action by Acquiror, the Transferors or any other person. For the avoidance of doubt, Acquiror may exercise its rights pursuant to this Section 10.6(b) on more than one occasion to the extent applicable Losses are incurred, which are not paid by the Transferors and which are determined to be owing as provided above.

(c) For U.S. federal and applicable state and local income Tax purposes, to the extent permitted by applicable Law, Acquiror and the Transferors agree (A) to treat the cancellation and/or re-issuance of Acquiror Shares pursuant to Section 10.6(a) and Section 10.6(b) as an adjustment to the number of shares of Common Stock issued hereunder and that, for the avoidance of doubt, the cancellation of such Acquiror Shares relate back to the time of the issuance of such Acquiror Shares, and (B) to report the transactions contemplated by this Agreement consistently with the foregoing, including, without limitation, the filing of any Tax returns.

(d) The Acquiror shall instruct its transfer agent to update the stock register of Acquiror to reflect any such cancellation and/or re-issuance. To the extent any Acquiror Shares must be cancelled pursuant to Section 10.6(b), each Transferor shall promptly deliver the Closing Acquiror Share Certificate (or any replacement stock certificate) to Acquiror, together with any other documentation required in connection with such cancellation and reissuance, and Acquiror shall arrange to cancel such stock certificate and deliver to such Transferor a replacement stock certificate evidencing the Acquiror Shares which remain after giving effect to such cancellation. To the extent any previously cancelled Acquiror Shares must be re-issued pursuant to Section 10.6(a), each Transferor shall promptly deliver the Closing Acquiror Share Certificate (or any replacement stock certificate) to Acquiror, , together with any other documentation required in connection with such cancellation and reissuance, and Acquiror shall arrange to cancel such stock certificate and deliver to such Transferor a replacement stock certificate evidencing the Acquiror Shares after giving effect to such re-issuance.

(e) For purposes of this Section 10.6, the value of the Acquiror Shares at the time of cancellation shall be calculated as of the Closing.

(f) For purposes of giving effect to the foregoing agreements regarding indemnification, each Transferor agrees that, during the period commencing on the Closing Date and ending on the first anniversary thereof, such Transferor shall not, directly or indirectly, transfer, assign, convey, sell, pledge, encumber or otherwise dispose of any Acquiror Shares (other than as a result of the cancellation thereof by Acquiror pursuant to Section 10.6(b)).

10.7 No Circular Recovery. No Transferor may seek indemnification under the Governing Documents from the Company for any matter for which it has an indemnification obligation hereunder.

10.8 Materiality. For purposes of calculating the amount of Losses incurred by a party seeking indemnification hereunder arising out of or resulting from any breach of a representation, warranty covenant or agreement contained herein, and for purposes of determining whether such a breach has occurred, the representations, warranties, covenants and agreements contained herein shall be deemed to have been made without any qualifications as to “materiality”, “Material Adverse Effect” or other similar qualifications.

10.9 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated for Tax purposes by the parties as an adjustment to the Purchase Price, unless otherwise required by Law.

10.10 Effect of Investigation and Waiver. Each party hereby agrees that its representations, warranties and covenants (and any related conditions to Closing) shall not be affected or deemed waived by reason of the fact that any other party knew or should have known that such representations, warranties and covenants is or may be inaccurate or may have been breached, unless the other party expressly agreed in a writing delivered prior to Closing to waive such inaccuracy or breach.

10.11 Exclusive Remedies. Subject to Section 12.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation, criminal activity or willful misconduct on the part of a party in connection with the Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein shall be pursuant to the indemnification provisions set forth in Article 8 and this Article 10. Nothing in this Section 10.11 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud, intentional misrepresentation, criminal activity or willful misconduct.

10.12 No Contribution. Anything to the contrary herein notwithstanding, no Transferor shall have any right to seek any indemnification or contribution from or remedy against the Company whether arising prior to or after the Closing Date in respect of any breach of any representation or warranty by the Company or the failure of the Company to comply with any covenant or agreement to be performed by the Company on or prior to the Closing Date and each Transferor hereby waives any such claim they may have against the Company with respect thereto whether at law, in equity or otherwise.

10.13 Separate Bases for Claim. If any party hereto has breached any representation, warranty or covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, covenant or agreement.

ARTICLE 11
Termination

11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Transferors and Acquiror;

(b) by Acquiror by written notice to the Transferors if:

(i) Acquiror is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by a Transferor or the Company in this Agreement that would give rise to the failure of any of the conditions specified in Article 9 and such breach, inaccuracy or failure has not been cured within ten (10) days of the Transferors’ receipt of written notice of such breach from Acquiror;

(ii) any of the conditions set forth in Section 9.1 or Section 9.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 60 days after execution (the “Outside Date”) unless such failure shall be due to the failure of Acquiror to perform or comply with any of the covenants or agreements hereof to be performed or complied with by it prior to the Closing; or

(iii) as a result of Acquiror’s due diligence examination of the Company or other matters which have come to the attention of Acquiror (including, without limitation, any information disclosed in the Disclosure Letter or pursuant to Section 7.4), Acquiror has concluded that material matters, facts or circumstances involving the Company or the Business exist which make it inadvisable for the Acquiror to proceed with the Closing.

(c) by the Transferors by written notice to Acquiror if:

(i) no Transferor nor the Company is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Acquiror in this Agreement that would give rise to the failure of any of the conditions specified in Article 9 and such breach, inaccuracy or failure has not been cured within ten (10) days of Acquiror’s receipt of written notice of such breach from the Transferors; or

(d) by Acquiror or the Transferors in the event that (i) there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the Transactions, and such Governmental Order shall have become final and non-appealable.

11.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article 11, this Agreement shall forthwith become void and there shall be no liability on the part of any party except:

(a) for this Article 11 and Section 7.10 and Article 12, which provisions shall survive the termination of this Agreement; and

(b) that nothing herein shall relieve any party from liability for any breach of any provision hereof.

ARTICLE 12
Miscellaneous

12.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

12.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.2):

If to the Transferors, the Transferors or the Company (prior to the Closing):	Top Dog Productions, Inc. 16255 Ventura Blvd. Suite 1240 Encino, CA 91436

Jay Blumenfield
3405 Sherbourne Drive
Culver City, CA 90232

Anthony Marsh
14331 Roblar Place
Sherman Oaks, CA 91423

with a copy (which shall not constitute notice) to:	The Michael Barnas Law Firm, PLLC 10 Linden Road Albany, NY 12208 Attention: Michael C. Barnas, Esq. Email: mbarnas@barnaslaw.com

If to the Transferors or the Transferors (after the Closing):	[same as above]

with a copy (which shall not constitute notice) to:	The Michael Barnas Law Firm, PLLC 10 Linden Road Albany, NY 12208 Attention: Michael C. Barnas, Esq. Email: mbarnas@barnaslaw.com

If to Acquiror:	450 Park Avenue 30th Floor New York, NY 10022

with a copy (which shall not constitute notice) to:	Sheppard Mullin Richter & Hampton, LLP
30 Rockefeller Plaza, 38th Floor
New York, New York 10112
Attention: Richard Friedman, Esq.
                   Stephen A. Cohen, Esq.
Facsimile: (212) 653-8701
Email: rafriedman@sheppardmullin.com
scohen@sheppardmullin.com

12.3 Construction. Unless the express context otherwise requires: (a) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (c) the terms “Dollars” and “$” mean United States Dollars; (d) references herein to a specific Article, Section, clause, Schedule or Exhibit shall refer, respectively, to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement; (e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (f) any reference to the masculine, feminine or neuter gender shall include each other gender; (g) when reference is made herein to “the business of” a Person, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such Person, (h) all accounting and financial terms shall be deemed to have the meanings assigned thereto under GAAP unless expressly stated otherwise, (i) when this Agreement states that the Company has “made available,” “delivered” or “provided” (or terms of similar import) a particular document or other item, it shall mean that the Company has made a true, correct and complete copy of such document or item (together with all amendments, supplements or other modifications thereto or waivers thereof) available for viewing by Acquiror and its representatives (and properly labeled, including both as to its location within the index to the electronic dataroom for “Project Go.Tv” (the “Dataroom”) and the description of the file containing such document or information) in the Dataroom, as such materials were posted to the Dataroom at least three (3) Business Days prior to the date hereof and not removed on or prior to the date hereof, and, if any such document or information has not been continuously available to each of Acquiror’s representatives who have access to the Dataroom since the initial date such representatives were granted access, a notification that such document or information was added to the Dataroom has been sent to each representative of Acquiror who has access to the Dataroom prior to the fifth (5th) Business Day preceding the Closing Date, (j) any reference to any applicable Law in this Agreement refers to such applicable Law as in effect at the date of this Agreement and the Closing Date, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and if the last day of any such period is not a Business Day, such period will end on the next Business Day, (l) when calculating the period of time “within” which or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is to be excluded from the calculation and if the last day of any such period is not a Business Day, such period will end on the next Business Day, (m) the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement, (n) references to “day” means calendar days unless Business Days are expressly specified, (o) references to any Person includes such Person’s predecessors, successors and assigns to the extent, in the case of successors and assigns, such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, (p) references to a party means a party to this Agreement, (q) references to a document, instrument, or agreement also refers to all addenda, exhibits, or schedules thereto, (r) a reference to a “copy” or “copies” of any document, instrument, or agreement means a copy or copies that are complete and correct; and (s) a reference to a list, or any like compilation (whether in the Schedules to this Agreement or elsewhere), means that the item referred to is complete and correct. All Exhibits and Schedules annexed hereto or referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party or parties drafting such agreement or document. Unless expressly provided otherwise, any approval or consent required to be given by a party in this Agreement shall be given or withheld by such party in its sole discretion. The fact that any representation and warranty may be more specific than any other representation and warranty shall not be construed so as to limit or restrict the scope, applicability or meaning of any other representation and warranty contained herein.

12.4 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

12.5 Entire Agreement. This Agreement and the Transaction Documents contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous oral or written agreements, negotiations, understandings, statements or proposals with respect to the subject matter hereof and thereof. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents and Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter), the statements in the body of this Agreement will control.

12.6 Reserved.

12.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign its rights or delegate any of its obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, that Acquiror shall be entitled to assign or delegate this Agreement or all or any part of its rights or obligations hereunder (a) to any one or more Affiliates of Acquiror, provided further that such assignment shall not relieve Acquiror of any of its obligations hereunder, (b) in connection with the sale of all or any substantial portion of the assets of Acquiror or one or more Affiliates of Acquiror or (c) for collateral security purposes to any lender providing financing to Acquiror. No assignment or delegation shall relieve the assigning party of any of its obligations hereunder.

12.8 No Third-Party Beneficiaries. Except as provided in Section 8.3 and Article 10, this Agreement is for the sole benefit of the parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.9 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Acquiror and Transferors. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving (provided that any right of the Transferors may be waived by the Transferors on behalf of the Transferors). No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

12.10 Governing Law. This Agreement and the Transaction Documents shall be governed by and construed in accordance with the internal Laws of the State of New York without reference to such state’s or any other jurisdiction’s principles of conflicts of law.

12.11 Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial.

(a) Any Action against Acquiror, the Company, or any Transferor (including the Transferors) arising out of, or with respect to, this Agreement or any Governmental Order entered by any court in respect thereof shall be brought exclusively in the state or federal courts located in the State of New York (the “Designated Courts”), and such parties accept the exclusive jurisdiction of the Designated Courts for the purpose of any such Action. Each of Acquiror, the Company and the Transferors (including the Transferors) agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party in accordance with the addresses set forth in Section 12.2 shall be effective service of process for any Action brought against such party in any such court. Acquiror hereby designates the individual listed in Section 12.2 to whom notice may be given on behalf of Acquiror as its true and lawful agent upon whom may be served any lawful process in any Action instituted by or on behalf of the Company (before the Closing) or the Transferors. The Transferors and the Company (before the Closing) hereby designate the Transferors as their true and lawful agent upon whom may be served any lawful process in any Action instituted by or on behalf of Acquiror.

(b) In addition, each of Acquiror, the Company and the Transferors (including the Transferors) hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement in any Designated Court or any Governmental Order entered by any of the Designated Courts and hereby further irrevocably waives any claim that any Action brought in the Designated Courts has been brought in an inconvenient forum.

(c) EACH of ACQUIROR, THE COMPANY AND THE TRANSFERORS ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF, OR WITH RESPECT TO, THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 12.11. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

12.13 Counterparts; Effectiveness. This Agreement may be executed in several counterparts (including counterparts by email, facsimile, portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)), each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first above written.

“ACQUIROR”

MADISON TECHNOLOGIES, INC.

By:	/s/ Phillip A. Falcone
Name:	Phillip A. Falcone
Title:	CEO

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first above written.

“COMPANY”

TOP DOG PRODUCTIONS, INC.

By:	/s/ Anthony Marsh
Name:	Anthony Marsh
Title:	CEO

“TRANSFERORS”

/s/ Jay Blumenfield
Jay Blumenfield

/s/ Anthony Marsh
Anthony Marsh

Execution Version

ANNEX A

DEFINITIONS

In this Annex, and in the Agreement and the other Appendices and Schedules thereto, unless the context otherwise requires, the following terms shall have the meanings assigned below and the terms listed in the chart below shall have the meanings assigned to them in the Section set forth opposite to such term (unless otherwise specified, section references in this Annex are to Sections of this Agreement):

Term:	Section:

Accounting Principles	3.1(a)
Accounting Referee	8.1(d)
Acquiror	Preamble
Acquiror Companies	4.6(e)
Acquiror Covered Person	6.1(g)
Acquiror Indemnitees	10.2
Acquiror Shares	2.5
Acquisition Proposal	7.3(a)
Agreement	Preamble
Basket	10.4(a)
Benefit Plan	5.21(a)
Cap	10.4(a)
Cash on Hand	3.1(b)
Closing	2.1
Closing Acquiror Share Certificate	2.5
Closing Company Net Cash	3.1(c)
Closing Company Transaction Expenses	3.1(d)
Closing Date	2.1
Closing Share Price	2.5
Closing Statement	3.2(a)
Common Stock	1.2
Company	Preamble
Company Common Stock	5.4(a)
Company Intellectual Property	5.13(a)(i)
Company IP Agreements	5.13(a)(ii)
Company IP Registrations	5.13(a)(iii)
Company Music	5.14(f)(iii)
Company Net Cash	3.1(e)
Company Source Code	5.13(a)(iv)
Company Transaction Expenses	3.1(f)
Confidential Information	7.5
Copyleft License	5.13(a)(v)
Copyleft Materials	5.13(a)(vi)
Data Handling	5.28(a)
Dataroom	12.3
Direct Claim	10.5(b)
Derivative Rights	5.14(a)(i)
Designated Courts	12.11(a)
Disqualification Event	4.6(h)
Distribution Rights	5.14(a)(ii)
EAR	5.24(a)
Effective Time	2.1
Employment Agreement	2.3(i)
Environmental Claim	5.20(a)(i)
Environmental Law	5.20(a)(ii)

Term:	Section:

Environmental Notice	5.20(a)(iii)
Environmental Permit	5.20(a)(iv)
ERISA	5.21(a)
ERISA Affiliate	5.21(a)
Exchange Act	7.6(a)(v)
Expiration Date	2.7(a)
Exploitation	5.14(a)(iii)
Exploitation Agreement	5.14(a)(iv)
Exploitation Rights	5.14(a)(v)
Export Control Laws	5.24(a)
Financial Statements	5.6(a)
Fundamental Representations	10.1
General Survival Period	10.1
Guild	5.14(a)(vii)
Hazardous Materials	5.20(a)(v)
Holdback Shares	2.7(a)
Indemnified Person	10.5
Indemnifying Person	10.5
Indemnity Shares	2.7(a)
Issuer Covered Person	5.19(c)
Insurance Policies	5.17
Intellectual Property	5.13(a)(vii)
Interim Balance Sheet	5.6(a)
Interim Balance Sheet Date	5.6(a)
Interim Financial Statements	5.6(a)
Leased Real Property	5.10(b)
Material Contract	5.9(a)
Material Customers	5.16(a)
Material Service Agreement	5.9(a)(xxiii)
Material Suppliers	5.16(c)
Milestone Shares	2.7(a)
Open Source License	5.13(a)(viii)
Open Source Materials	5.13(a)(ix)
Owned Programs	5.14(a)(vi)
Participation	5.14(a)(viii)
Pending Claims	2.7(e)
Performing Rights Organization	5.14(f)(iii)
Personal Property	5.11(a)
Post-Closing Claims	7.16
Post-Closing Tax Period	8.1(a)
Pre-Closing Tax Period	8.1(d)
Purchase Price	1.2
Related Party Transactions and Relationships	5.29
Release	5.20(a)(vi)
Released Claims	7.8(a)
Released Parties	7.8(a)
Remaining Cash	9.2(f)
Residual	5.14(a)(ix)
Restricted Territory	7.6(a)(i)
Section 280G Payments	7.13
Securities Act	4.6(a)
Sensitive Data	5.28(a)
Shares	5.4(b)

Term:	Section:

Software	5.13(a)(x)
Specified Policies	7.16
Straddle Period	8.4
Systems	5.13(i)
Tangible Materials	5.14(a)(x)
Tax Claim	8.5
Third Party Claim	10.5(a)(i)
Transferor Indemnitees	10.3
Transferors	Preamble
Underlying Material	5.14(a)(xi)
Union	5.22(b)
WARN Act	5.22(d)
Year-End Balance Sheet	5.6(a)
Year-End Balance Sheet Date	5.6(a)
Year-End Financial Statements	5.6(a)

“Action” means any governmental, judicial, administrative or adversarial proceeding (public or private), any action, complaint, claim, lawsuit, legal proceeding, whistleblower complaint, litigation, arbitration or mediation, any hearing, investigation (internal or otherwise), audit, probe or inquiry by any Governmental Authority or any other dispute, including any adversarial proceeding arising out of this Agreement.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “under common control with” and “controlled by”), as used in the preceding sentence, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business” means the business presently conducted by the Company, including producing television and podcast programming.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or required by Law to be closed for business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, purchase orders, leases, deeds, mortgages, licenses, instruments, notes, undertakings, indentures, joint ventures and all other agreements, commitments and arrangements, whether written or oral.

“Disclosure Letter” means that certain document identified as the Disclosure Letter, dated as of the date hereof (as the same may be modified from time to time in accordance with the terms hereof), separately delivered by the Company and the Transferors to Acquiror in connection with this Agreement. Each Section in the Disclosure Letter shall be deemed to qualify only (i) the corresponding Section of this Agreement, (ii) any other Section of this Agreement to which such disclosure makes express reference or (iii) any other Section of this Agreement to the extent the relevance of the information disclosed in such Section in the Disclosure Letter to such other Section is readily apparent on its face. Notwithstanding anything to the contrary contained herein, no disclosure in the Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made by any party unless the disclosure identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item in the Disclosure Letter shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership. For purposes of this Agreement, a Person will be deemed to own a property or asset subject to an Encumbrance if it holds such property or asset subject to the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property or asset.

“Family” means, with respect to a particular individual, (a) the individual, (b) the individual’s spouse and former spouse(s), (c) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (d) any other natural person who resides with such individual.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governing Documents” means with respect to any Person: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if a trust, the instrument governing the trust, (f) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (g) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (h) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indebtedness” means the following obligations: (a) all indebtedness or other obligations of the Company for borrowed money, whether current, short-term or long-term, secured or unsecured, including all notes (convertible or otherwise) or similar instruments, overdrafts and negative cash balances; (b) all indebtedness of the Company for the deferred purchase price for purchases of property or services with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise (whether earn-outs, indemnity payments, non-compete payments, consulting payments, retention bonuses, severance payments or other similar payments, or otherwise; in each case whether contingent or not and valued at the maximum amount thereof) except any trade payable incurred in the Ordinary Course of Business that is treated (in its entirety) as a current account payable under GAAP; (c) all lease obligations of the Company under leases that have been or should be capitalized in accordance with GAAP; (d) the aggregate face amount of all outstanding letters of credit issued on behalf of the Company; (e) all obligations of the Company arising under acceptance facilities; (f) all guaranties, endorsements and other contingent obligations of the Company to purchase, to provide funds for payment, to supply funds to invest in any other Person, or otherwise to assure a creditor against loss; (g) all obligations of the Company under any interest rate protection, foreign currency exchange, or other interest or exchange rate swap or hedging agreement or arrangement, or other derivative product; (h) all obligations secured by an Encumbrance upon any assets or properties of the Company; (i) all outstanding or held checks, money orders or similar instruments of the Company as of the Closing; (j) all Liabilities of the Company pursuant to any phantom equity plan or Liabilities with respect stock appreciation or similar rights or arising from non-qualified deferred compensation arrangements, plans or policies or other forms of deferred compensation arrangements; (k) any other Liabilities, contingent or otherwise, that, in accordance with GAAP, should be classified upon the balance sheet of the Company as indebtedness; (l) all “withdrawal liability” of the Company to a “multiemployer plan” as such terms are defined under ERISA, (m) all indebtedness referred to in clauses (a) through (l) above of any Person other than the Company that is guaranteed by the Company; (n) declared but unpaid distributions; and (o) accrued and unpaid interest on, and prepayment premiums, penalties or similar contractual charges arising as a result of the discharge of, any such foregoing obligation.

“Knowledge of the Company” or “Company’s Knowledge” or any other similar knowledge qualification, means the knowledge of any of the following persons: Jay Blumenfield and Anthony Marsh. Any such person shall be deemed to have “knowledge” of a particular fact or other matter if such person (a) is actually aware of such fact or other matter or (b) would reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a comprehensive investigation concerning the existence of such fact or other matter, including by making due inquiry of the applicable personnel who report directly to that listed individual.

“Law” means (a) any federal, state, local, municipal, foreign, international, multinational or other administrative law, constitution, common law principle, ordinance, code, statute, judgment, injunction, decree, order, rule, statute or governmental regulation, or “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, (b) any binding judicial or administrative interpretation of any of the foregoing, (c) the terms and conditions of any agreement relating to the Company with a Governmental Authority, (d) the terms and conditions of any certification relating to the Company to any Governmental Authority, (e) any governmental requirements or restrictions of any kind, or any rule, regulation or order promulgated thereunder, (f) any rules, regulations, orders, decrees, consents, or judgments of any regulatory agency, stock exchange or similar self-regulatory organization, court or other Person, or (g) any applicable requirements associated with any Permits.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Losses” mean any and all claims, damages, decline in value, judgements, Liabilities, losses (including, without limitation, punitive, exemplary, consequential or indirect damages and liabilities of any kind), lost profits, penalties, settlement payments, arbitration awards, taxes and costs and expenses (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims or enforcing rights to indemnification hereunder) and the cost of pursuing any insurance providers in each case whether or not arising out of Third Party Claims; provided, however, that “Losses” shall not include punitive or exemplary damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any development, event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets or prospects of the Company, or (b) the ability of any Transferor or the Company to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; or (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company operates.

“Ordinary Course of Business” of a Person means an action taken by such Person if that action (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the board of directors or stockholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person. No violation of Law or Contracts shall be deemed in the Ordinary Course of Business.

“Permits” means all permits, certificates, licenses, approvals, governmental notifications, franchises, certificates, approvals, exemptions, classifications, registrations and other similar authorizations (and applications therefor) from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Interim Balance Sheet; (b) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business and that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company; and (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pro Rata Share” means, with respect to a Transferor, the percentage set forth on Section 5.4 next to such Transferor’s name under the heading “Pro Rata Share”.

“Related Person” means (a) with respect to an entity, (i) any Affiliate of such entity, (ii) each Person that serves as a director, officer, partner, member, manager, executor, or trustee (or in a similar capacity) of such entity, (iii) any Person with respect to which such entity serves as a general partner or a trustee (or in a similar capacity), and (iv) any Person that would be a Related Person of any individual described in clause (i) or (ii) pursuant to clause (b) of this definition or (b) with respect to an individual, (i) each other member of such individual’s Family, and (ii) any entity with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, member, manager, executor, or trustee (or in a similar capacity).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Subsidiary” means, with respect to any Person, any other Person of which (a) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such statements were prepared in accordance with GAAP as of such date, (b) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (c) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of membership, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and, for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Transaction Documents” means, with respect to a party, all agreements, certificates and other instruments to be delivered by such party in connection with this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

Exhibit A

FORM OF SPOUSAL CONSENT

The undersigned is the spouse of ___________., The undersigned is aware that, pursuant to that certain Stock Acquisition Agreement dated as of October 20, 2021 relating to the sale of all of the securities of Top Dog Productions, Inc. (the “Company” to Madison Technologies, Inc. (“Madison Technologies”), all of the securities of the Company that are owned by said spouse are being transferred and sold to Madison Technologies. The undersigned hereby expressly approves of and agrees to be bound by the foregoing in its entirety and agrees not to take any action at any time that might interfere with the foregoing.

Date: October ____, 2021	By:
Name:

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